Exhibit 10.2

LEASE AGREEMENT

By and Between

OAK STREET REAL ESTATE CAPITAL FUND IV REIT, LLC

(Landlord)

and

VALLEY NATIONAL BANK

(Tenant)

for premises located at:

[_________________________]

TABLE OF CONTENTS

Page

BASIC TERMS	1
DEFINITIONS AND BASE PROVISIONS	2
GRANTING CLAUSE	8
USE	10
RENT	12
NET LEASE	13
REAL ESTATE TAXES	14
PERSONAL PROPERTY TAXES	18
OPERATING EXPENSES	18
INTENTIONALLY OMITTED	19
INTENTIONALLY OMITTED	19
TENANT’S REPAIR AND MAINTENANCE RESPONSIBILITIES	19
COMPLIANCE WITH LAWS	22
SURRENDER OF PREMISES	23
ALTERATIONS	23
ENTRY BY LANDLORD	26
SECURITY	27
TENANT’S INSURANCE OBLIGATIONS	27
OFAC	32
WAIVER OF SUBROGATION	33
FIRE OR OTHER CASUALTY	34
CONDEMNATION	36
INDEMNIFICATION	38
ASSIGNMENT AND SUBLETTING	40
LIENS	42
TENANT’S DEFAULT	43
REMEDIES OF LANDLORD	44
TENANT TERMINATION RIGHT	46
LANDLORD IMPROVEMENTS	46
INTENTIONALLY OMITTED	47
SUBORDINATION/ATTORNMENT; LEASEHOLD MORTGAGE	47
ESTOPPEL CERTIFICATE	48

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TABLE OF CONTENTS (CONT’D)

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LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is entered into as of the ___ day of ________________, 2019 (the “Effective Date”), by and between Oak Street Real Estate Capital Fund IV REIT, LLC, a Delaware limited liability company (“Landlord”), and Valley National Bank, a national banking association organized under the laws of the United States (“Tenant”).

RECITALS

A.	Tenant was the fee simple owner of the Premises prior to the Effective Date.

B.	Landlord purchased the Premises from Tenant pursuant to an Agreement of Purchase and Sale of Real Property dated as of February 13, 2019 (the “Purchase Agreement”).

C.	Landlord and Tenant are executing this Lease pursuant to which Landlord shall lease the Premises back to Tenant, on the terms and conditions set forth below.

NOW THEREFORE, in consideration of the mutual promises, covenants, and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.           BASIC TERMS.

A.	“Base Rent”: Base Rent shall be paid in accordance with Exhibit “A” attached hereto and made a part hereof, subject to increases pursuant to Section 29, if applicable.

B.	“Building”: The building or buildings located on the Property in the approximate square footages set forth on Exhibit “B.” Regardless of the actual size of the Building or the Premises, the Building and Premises shall be deemed to be the size set forth in this Lease.

C.	“Commencement Date”: The Effective Date.

D.	“Expiration Date”: The last day of the calendar month in which the fifteen (15) year anniversary of the Commencement Date shall occur, or as otherwise extended or terminated pursuant to the terms hereof.

E.	“Option to Renew”: Five (5) additional periods of five (5) years each under the terms and conditions set forth in Section 48 of this Lease.

F.	“Premises”: Collectively, the Building and the Property.

G.	“Property”: Those certain tracts or parcels of land, more particularly described on Exhibit “B,” attached hereto and made a part hereof.

H.	“Term”: A period of fifteen (15) years (plus the number of days, if any, to have this Lease expire on the last day of a calendar month), commencing on the Commencement Date and expiring on the Expiration Date, unless extended or sooner terminated as hereinafter provided.

2.           DEFINITIONS AND BASE PROVISIONS.

For purposes of this Lease, the following terms shall have the meanings indicated below:

A.	“ADA”: The Americans with Disabilities Act of 1990, 42 U.S.C. §§ 12101 et seq., as the same may be amended from time to time and any and all rules and regulations which have become effective prior to the date of this Lease under such statutes.

B.	“Affiliate”: With respect to Landlord or Tenant, shall mean a person or entity that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such person or entity. The term "control" as used in the immediately preceding sentence, means, with respect to an entity that is a corporation, limited liability company, partnership or other entity, the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the ownership interests of the entity, with respect to any non-publicly traded company, and more than 10% ownership, plus management control, with respect to any publicly traded company.

C.	“Alterations”: All Permitted Alterations (as defined in Section 15.A hereof) and any other alterations consented to by Landlord pursuant to this Lease.

D.	“Anti-Money Laundering Laws”: The BSA and the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (commonly referred to as the USA Patriot Act), P.L. 107-56, as the same may be amended from time to time and any and all rules and regulations which have become effective prior to the date of this Lease under such statutes.

E.	“Arbitration Notice”: Defined in Section 48.C hereof.

F.	“ATMs”: Defined in Section 15.F hereof.

G.	“Base Rent”: Defined in Section 1.A hereof.

H.	“Binding Notice”: Defined in Section 48.C hereof.

I.	“BSA”: The Bank Secrecy Act (otherwise known as the Currency and Foreign Transactions Reporting Act), 31. U.S.C. §§ 310 et seq., as the same may be amended from time to time and any and all rules and regulations which have become effective prior to the date of this Lease under such statutes.

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J.	“Building”: Defined in Section 1.B hereof.

K.	“Commencement Date”: Defined in Section 1.C hereof.

L.	“Comparable Buildings”: Buildings in the suburban __________ County market that are comparable in size, design, use, age, location and quality to the Building.

M.	“Competitor”: Any Financial Services Institution primarily engaged in the retail banking business that is not an Affiliate of Tenant (excluding any Financial Services Institution acting on behalf of unrelated third-party investors).

N.	“Customer Records”: Defined in Section 36 hereof.

O.	“Default Rate”: The lesser of (i) the Prime Rate plus five (5%) percent or (ii) the highest rate allowed by applicable Law. The Prime Rate may not be the lowest rate of interest charged by any “large U.S. money center commercial banks” and Landlord makes no representations or warranties to that effect.

P.	“Encumbrance”: Any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, lease, sublease, attachment, conditional sales agreement, encumbrance, preemptive right, right of first refusal, right of first offer, restriction or other right of third parties, whether voluntarily incurred or arising by operation of Law, and includes any agreement to give any of the foregoing.

Q.	“Environmental Laws”: Each and every Law pertaining to environmental matters or Hazardous Materials issued by any authorities and in effect during the Term with respect to or which otherwise pertains to or affects the Building, or any portion thereof, the use, ownership, occupancy or operation of the Building, or any portion thereof and as the same have been amended, modified or supplemented from time to time prior to the date hereof, including but not limited to the (1) Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §9601 et seq.), (2) Hazardous Substances Transportation Act (49 U.S.C. §1802 et seq.), (3) Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), as amended by the Hazardous and Solid Wastes Amendments of 1984, (4) the Water Pollution Control Act (33 U.S.C. §1251 et seq.), (5) Safe Drinking Water Act (42 U.S.C. §300f et seq.), (6) Clean Water Act (33 U.S.C. §1321 et seq.), (7) Clean Air Act (42 U.S.C. §7401 et seq.), (8) Solid Waste Disposal Act (42 U.S.C. §6901 et seq.), (9) Toxic Substances Control Act (15 U.S.C. §2601 et seq.), (10) Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. §11001 et seq.), (11) Radon Gas and Indoor Air Quality Research Act of 1986 (42 U.S.C. §7401 et seq.), (12) National Environmental Policy Act (42 U.S.C. §4321 et seq.), (13) Superfund Amendment Reauthorization Act of 1986 (42 U.S.C. §9601 et seq.), (14) Occupational Safety and Health Act (29 U.S.C. §651 et seq.), (15) Refuse Act of 1999 (33 U.S.C. § 407 et seq.), (16) Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), (17) Marine Protection, Research and Sanctuaries Act (33 U.S.C. § 1401 et seq.), (18) Noise Control Act (42 U.S.C. § 4902 et seq.), (19) Atomic Energy Act (42 U.S.C. § 2011 et seq.) and (20) Nuclear Waste Policy Act of 1982 (42 U.S.C. § 10101 et seq.), as each is in effect during the Term and any and all rules and regulations in effect during the Term under such statutes.

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R.	“Estimated Repair Period”: Defined in Section 21.C hereof.

S.	“Estimates”: Defined in Section 48.D hereof.

T.	“Event of Default”: Defined in Section 26 hereof.

U.	“Expiration Date”: Defined in Section 1.D hereof.

V.	“Force Majeure”: Defined in Section 38 hereof.

W.	“Fuel Tanks”: The fuel tank(s) located at the Premises, if any, that service the Building and/or any other improvements.

X.	“General Tax Indemnity”: Defined in Section 7. E hereof.

Y.	“Generator”: The generator(s) and associated equipment located at the Premises, if any, that service the Building and/or any other improvements.

Z.	“Hazardous Materials”: (a) any toxic substance or hazardous waste, substance, solid waste or related material, or any pollutant or contaminant; (b) radon gas, asbestos in any form which is or could become friable, urea formaldehyde foam insulation, transformers or other equipment containing dielectric fluid having levels of polychlorinated biphenyls in excess of applicable standards established by any governmental authority, or any petroleum product or additive; (c) any substance, gas, material or chemical which is now or hereafter defined as or included in the definition of “hazardous substances,” “toxic substances,” “hazardous materials,” “hazardous wastes,” “regulated substances” or words of similar import under any Environmental Laws; and (d) any other chemical, material, gas or substance the exposure to or release of which is prohibited, limited or regulated by any governmental authority that asserts or may assert jurisdiction over the Premises or the operations or activity at the Premises, or any chemical, material, gas or substance that does or is reasonably likely to pose a hazard to the health and/or safety of the occupants of the Premises or the owners and/or occupants of property adjacent to or surrounding the Premises.

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AA.	“Landlord Indemnified Parties”: Landlord and Landlord Mortgagee, and each of their respective successors and assigns, their members, managers, partners, shareholders, officers, directors, agents, attorneys and representatives.

BB.	“Landlord”: Defined in the Preamble hereto.

CC.	“Landlord Claim”: Defined in Section 23.A hereof.

DD.	“Landlord Mortgage”: Defined in Section 31 hereof.

EE.	“Landlord Mortgagee”: Defined in Section 31 hereof.

FF.	“Landlord Notice Address”:

GG.	Intentionally deleted.

HH.	“Landlord’s Representatives”: Landlord’s agents, attorneys, representatives, members, directors, officers and employees.

II.	“Law”: All applicable statutes, ordinances, rules, regulations, codes, orders, requirements, directives, binding written interpretations and binding written policies, rulings, and decrees of all local, municipal, state and federal governments, departments, agencies, commissions, boards or political subdivisions.

JJ.	“Market Rate”: Defined in Section 48.B hereof.

KK.	“Net Worth”: A person’s equity calculated in accordance with U.S. generally accepted accounting principles as its total assets including, but not limited to, unencumbered liquid assets minus its total liabilities, at any time and from time to time and shall (A) be based on market valuations and (B) not include any intangible assets.

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LL.	“New Special Assessment”: Defined in Section 7.D hereof.

MM.	“OFAC Laws and Regulations”: All Laws administered by the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury, codified at 31 C.F.R. Part 500 (including those named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action regarding persons or entities with whom U.S. persons or entities are restricted from doing business (including persons or entities who have violated the U.S. Foreign Corrupt Practices Act 15 U.S.C. §§78dd-1, 78dd-2 and 78dd-3), as same may be amended from time to time.

NN.	“Option to Renew”: Defined in Section 1.E hereof.

OO.	“Permitted Encumbrances”: Any and all Encumbrances (i) affecting any portion of the Premises as of the Commencement Date, including, but not limited to, those Encumbrances shown on Landlord’s title policy, (ii) any and all leases, subleases, licenses and other occupancy agreements in place with respect to the Premises as of the Effective Date (collectively, the “Existing Leases”) (iii) consisting of current taxes and assessments not yet due and payable or being contested in good faith by appropriate proceedings, (iv) arising or created by municipal and zoning ordinances, (v) arising after the Commencement Date that, individually or in the aggregate, do not materially detract from the value, or impair in any material manner the use, of the Property, and/or (vi) that (a) are terminable by Tenant, its successors or assigns, upon no less than thirty (30) days’ prior notice without any premium, fee or penalty, or (b) are either recognized or consented to by Landlord in writing pursuant to the terms and conditions of this Lease.

PP.	“Personal Property”: All personal property on the Premises, which shall include, without limitation, all business machinery and equipment, including, but not limited to, specialized equipment unique to the nature of Tenant’s business, business records, furniture, furnishings, communications equipment, office equipment, computer equipment, computer software, computer tapes, computer program tapes, computer program disks, computer program documentation and manuals, computer program codes, customer accounts, customer lists, customer information, inventory and proprietary information which may belong to Tenant or be in the possession of Tenant, which is located or used upon, in or about the Premises during the Term, or any renewal or extension thereof.

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QQ.	“Premises”: Defined in Section 1.F hereof.

RR.	“Prime Rate”: The interest rate per annum as published, from time to time, in The Wall Street Journal as the “Prime Rate” in its column entitled “Money Rate”. The Prime Rate may not be the lowest rate of interest charged by any “large U.S. money center commercial banks” and Landlord makes no representations or warranties to that effect. In the event The Wall Street Journal ceases publication or ceases to publish the “Prime Rate” as described above, the Prime Rate shall be the average per annum discount rate (the “Discount Rate”) on ninety-one (91) day bills (“Treasury Bills”) issued from time to time by the United States Treasury at its most recent auction, plus three hundred (300) basis points. If no such 91-day Treasury Bills are then being issued, the Discount Rate shall be the discount rate on Treasury Bills then being issued for the period of time closest to ninety-one (91) days.

SS.	“Prohibited Persons”: Defined in Section 19.B hereof.

TT.	“Property”: Defined in Section 1.G hereof.

UU.	“Purchase Agreement”: Defined in Recital B hereof.

VV.	“Real Estate Taxes”: Defined in Section 7.A hereof.

WW.	“Release”: A Hazardous Material that has been released, spilled, leaked, discharged, disposed of, emitted, emptied, dumped or allowed to escape at the Premises.

XX.	“Rejection Notice”: Defined in Section 48.C hereof.

YY.	“Renewal Amendment”: Defined in Section 48.E hereof.

ZZ.	“Renewal Notice”: Defined in Section 48.A.1 hereof.

AAA.	“Renewal Option”: Defined in Section 48.A hereof.

BBB.	“Renewal Term”: Defined in Section 48.A hereof.

CCC.	“Rent”: Defined in Section 5.C hereof.

DDD.	“Repossessed Premises”: Defined in Section 27.C hereof.

EEE.	“SNDA”: Defined in Section 31.A hereof.

FFF.	“Substitute Tenant”: Defined in Section 27.C hereof.

GGG.	“Taxes”: Defined in Section 7.E hereof.

HHH.	Tenant”: Defined in the Preamble hereto.

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III.	“Tenant Indemnified Parties”: Tenant, and its successors and assigns, members, managers, partners, shareholders, officers, directors, agents, attorneys and representatives.

JJJ.	“Tenant Notice Address”:

Valley National Bank

1455 Valley Road

Wayne, NJ 07470
Attn: Accounting Department/Rick Kraemer

With a copy to:

Valley National Bank

1455 Valley Road

Wayne, NJ 07470
Attn: Legal Department/Gary Michael, Esq.

KKK.	“Tenant’s Personal Property”: Defined in Section 14.

LLL.	“Tenant’s Representatives”: Tenant’s agents, attorneys, representatives, directors, officers and employees and any Tenant Mortgagee.

MMM.	“Tenant Security Requirements”: Defined in Section 17.A hereof.

NNN.	“Term”: Defined in Section 1.H hereof.

OOO.	“Transfer”: Defined in Section 24.B hereof.

PPP.	“UPS”: The uninterrupted power supply equipment, if any, servicing the Premises.

QQQ.	“U.S. Publicly-Traded Entity”: Defined in Section 19.A hereof.

RRR.	“Utility Charges”: Defined in Section 9.A.

3.           GRANTING CLAUSE.

A.	Landlord, in consideration of the covenants and agreements to be performed by Tenant, and upon the terms and conditions contained in this Lease, does hereby lease, demise, let and deliver to Tenant, and Tenant, in consideration of the covenants and agreements to be performed by Landlord and upon the terms and conditions contained in this Lease, does hereby lease from Landlord, the Premises, to have and to hold for the Term. Tenant acknowledges receipt and delivery of complete and exclusive possession of the Premises, and subject to the Permitted Encumbrances. Tenant acknowledges and confirms that for a substantial period prior to and up to and including the execution of this Lease, Tenant has been in continuous ownership and possession of the Premises, is fully familiar therewith, and has examined and otherwise has knowledge of the condition of the Premises prior to the execution and delivery of this Lease and has found the same to be satisfactory for its purposes hereunder. Regardless, however, of any knowledge, examination or inspection made by Tenant and whether or not any patent or latent defect or condition was revealed or discovered thereby, Tenant is leasing the Premises “as is,” “where is” and “with all faults” in its present condition. Tenant hereby irrevocably, unconditionally and absolutely waives and relinquishes any claim or action against Landlord whatsoever in respect of the condition of the Premises as of the Commencement Date, including any patent or latent defects or adverse conditions not discovered or discoverable or otherwise known or unknown by Tenant as of the Commencement Date.

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LANDLORD MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, IN FACT OR IN LAW, IN RESPECT OF THE PREMISES OR ANY PART THEREOF, EITHER AS TO ITS FITNESS FOR USE, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE OR OTHERWISE, OR AS TO THE NATURE OR QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, OR THE EXISTENCE OF ANY HAZARDOUS MATERIALS, IT BEING AGREED THAT ALL SUCH RISKS, KNOWN AND UNKNOWN, LATENT OR PATENT, ARE TO BE BORNE SOLELY BY TENANT, INCLUDING ALL RESPONSIBILITY AND LIABILITY FOR ANY ENVIRONMENTAL CONDITION OF THE PREMISES, ENVIRONMENTAL REMEDIATION AND COMPLIANCE WITH ALL ENVIRONMENTAL LAWS.

Without limiting the foregoing, Tenant realizes and acknowledges that factual matters existing as of the Commencement Date now unknown to it may have given or may hereafter give rise to losses, damages, liabilities, costs and expenses that are presently unknown, unanticipated and unsuspected, and Tenant further agrees that the waivers and releases herein have been negotiated and agreed upon in light of that realization and that Tenant nevertheless hereby intends to release, discharge and acquit Landlord and Landlord Mortgagee, and each of their respective successors and assigns, their members, managers, partners, shareholders, officers, directors, agents, attorneys and representatives from any and all such unknown losses, damages, liabilities, costs and expenses.

B.	Landlord and Tenant covenant and agree that: (i) each will treat this Lease in accordance with U.S. generally accepted accounting principles, consistently applied, and as a true lease and/or operating lease for state law reporting purposes and for federal income tax purposes; and (ii) each party will not, nor will it permit any Affiliate to, at any time, take any action or fail to take any action with respect to the preparation or filing of any statement or disclosure to any governmental authority, including without limitation, any income tax return (including an amended income tax return), to the extent that such action or such failure to take action would be inconsistent with the intention of the parties expressed in this Section 3.B.

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C.	Tenant acknowledges that fee simple title (both legal and equitable) to the Premises is vested in Landlord and that Tenant has only the leasehold right of possession and use of the Premises as provided herein.

4.           USE.

A.	Tenant may use the Premises for (i) general and/or executive office purposes and ancillary uses associated therewith, (ii) the operation as a “Financial Services Institution” and ancillary uses associated therewith (iii) any uses currently permitted on the Premises pursuant to any Existing Leases (provided that Tenant shall continue to operate its retail banking business and/or executive or administrative offices in a substantial portion of the Premises occupied by Tenant as of the Effective Date and in compliance with Section 4.B below), and, (iv) subject to Landlord’s prior written consent (not to be unreasonably withheld), any other use permitted by Law, in all cases subject to all Laws and Permitted Encumbrances. For the purposes of this Lease, a “Financial Services Institution” shall mean any entity that performs one or more of the following activities: (i) operation of a commercial bank, savings bank, savings and loan association, credit union, mutual or thrift association or any other institution that accepts deposits of money, (ii) operating of any sort of automated teller machine or cash dispensing machine, (iii) operation of a stock brokerage firm, (iv) mortgage broker, (v) finance company, mortgage company or any other institution that lends money, (vi) investment banking, (vii) insurance brokerage, and (viii) provision of any other financial services or sale of any products that Tenant is permitted to offer by law. Tenant shall use the Premises and all parking and common areas only as provided by and in accordance with all Encumbrances, subject to Landlord’s reservation of rights herein. Tenant shall not use or occupy the Premises, or any part thereof, nor permit or allow the Premises or any part thereof to be used or occupied, for (i) any purpose or in any manner which is in violation of any Law or a violation of the provisions set forth in Section 33 or (ii) in any manner which violates any certificates of occupancy for the Premises or makes void or voidable any insurance then in force with respect thereto as is required pursuant to Section 18 hereof. Tenant’s occupancy of the Premises will be in compliance with all Laws and insurance requirements, and as otherwise provided in this Lease. Tenant shall neither suffer nor permit the Premises or any portion thereof to be used, or otherwise act or fail to act, in such a manner as (I) might reasonably tend to impair Landlord’s title thereto or to any portion thereof, other than a Permitted Encumbrance, (II) may make reasonably possible a claim of adverse use or possession, or an implied dedication of the Premises or any material portion of the Premises, or (III) may subject the Premises or this Lease to any Encumbrances, other than Permitted Encumbrances.

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B.	Tenant shall occupy the Premises commencing on the Effective Date and, except as set forth below and except during periods when the Premises may be temporarily closed for renovations and/or other improvements or alterations permitted pursuant to this Lease, Force Majeure, or untenantable by reason of fire or other casualty or condemnation (provided, however, during all such periods while the Premises are untenantable, Tenant shall strictly comply with the terms and conditions of Section 21 and Section 22 of this Lease), Tenant shall at all times during the Term occupy the Premises and shall operate its business on the Premises at similar times and in a similar manner as Tenant operates in other Comparable Buildings occupied by Tenant for the purposes set forth in Section 4.A. Notwithstanding the foregoing, the covenant set forth in this Section 4.B shall not apply to any portion of the Premises that is vacant as of the Effective Date or is subject to an Existing Lease as of the Effective Date. Moreover, in no event shall it constitute a violation of this Section 4.B if Tenant shall either (i) enter into a sublease, license or other permitted occupancy agreement pursuant to Section 24 below for a portion of the Premises currently occupied by Tenant as of the Effective Date, or (ii) cease to utilize any portion of the Premises currently occupied by Tenant as of the Effective Date, provided, that Tenant shall continue to actively operate its retail banking operations and/or executive and/or administrative offices elsewhere on the Premises in a manner substantially similar to Tenant’s operations at the Premises on the Effective Date. Further, if any such subtenant, licensee or other occupant shall cease to operate in such portion of the Premises previously occupied by Tenant as of the Effective Date prior to the termination of this Section 4.B, Tenant shall either re-enter and re-occupy such space or use commercially reasonable efforts to market such space for sublease, license or occupancy by a third-party on market terms; provided, however, in the event that Tenant is unable to enter into a new sublease, license or occupancy agreement pursuant to Section 24 with respect to such space within six (6) months of its vacancy, Tenant shall re-enter and re-occupy such space. Notwithstanding the foregoing, the covenants set forth in this Section 4.B shall terminate and be of no further force or effect upon the five (5) year anniversary of the Effective Date. Landlord acknowledges and agrees that upon the termination of the covenants set forth in this Section 4.B, it shall not constitute an Event of Default hereunder if Tenant ceases its business operations on the Premises but is otherwise in compliance with all other terms and conditions of the Lease (subject to any applicable grace or cure periods expressly set forth herein). Nothing contained in this Section 4.B shall be construed as a prohibition against an assignment or subletting of this Lease by Tenant pursuant to and in accordance with Section 24.B hereinbelow.

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C.	Tenant will not enter into any agreements or consent to any transaction or instruments that will create an Encumbrance on the Premises (except for any sublease or mortgage on Tenant’s leasehold interest in the Premises, pursuant to any approvals required and the terms and conditions herein, or any other Permitted Encumbrance).

5.           RENT.

A.	Tenant shall pay to Landlord Base Rent in the manner provided in Section 5.C in equal consecutive monthly installments in advance on or before the 1st day of each calendar month commencing as of the Commencement Date and continuing through the Term. If the Term commences on a day other than the first day of a calendar month, or ends on a day other than the last day of a calendar month, Base Rent for such month shall be prorated by multiplying same by a fraction, the numerator of which is the number of days of the Term within such calendar month and the denominator of which is the total number of days within such calendar month. Tenant shall pay its first monthly installment of Base Rent, which may be pro-rated pursuant to this Section 5.A, on the Commencement Date in connection with Landlord’s acquisition of the Premises pursuant to the Purchase Agreement.

B.	Tenant agrees to pay all Real Estate Taxes and Utility Charges as set forth below.

C.	For purposes of this Lease, Base Rent, Real Estate Taxes, Utility Charges and any and all other amounts, sums, charges, liabilities and obligations which Tenant assumes or agrees to pay or may become liable for under this Lease at any time and from time to time are sometimes collectively referred to as “Rent”; and, in the event of any failure on the part of Tenant to pay any portion of the Rent (except where such failure is directly due to the acts or omissions of Landlord), every fine, penalty, interest and cost which may be added for nonpayment or late payment of such items, including, without limitation, all amounts for which Tenant is or may become liable to indemnify Landlord and the Landlord Indemnified Parties under this Lease (including reasonable attorneys’ fees and court costs) shall be deemed to be Rent. Except as expressly set forth to the contrary herein, all Rent is payable in lawful money of the United States of America and legal tender for the payment of public and private debts without notice, demand, abatement, deduction, or setoff in accordance with the wire or ACH information as Landlord designates to Tenant in writing from time to time.

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D.	Tenant hereby acknowledges that late payment by Tenant to Landlord of Rent will cause Landlord to incur costs and administrative complications not contemplated hereunder, the exact amount and scope of which is presently anticipated to be extremely difficult to ascertain. Accordingly, if any installment of Rent due to Landlord is not paid within thirty (30) days after receipt of notice from Landlord demanding any Rent that may be delinquent hereunder, Tenant shall pay Landlord upon written demand a late charge equal to five percent (5%) of the delinquent installment of Rent. The parties agree that this late charge represents a fair and reasonable estimate of the costs and expenses (including economic losses) that Landlord will incur by reason of late payment by Tenant. The parties further agree that such late charge is Rent and not interest and such assessment does not constitute a lender or borrower/creditor relationship between Landlord and Tenant. In addition, any amount of delinquent Rent due to Landlord shall accrue interest at the Default Rate from the date when such Rent was due until such date that such delinquent Rent is paid, in the event that Tenant fails to pay any such Rent within five (5) days after the date when such Rent was due. The payment of such late charge or such interest shall not constitute waiver of, nor excuse or cure, any default under this Lease, nor prevent Landlord from exercising any other rights and remedies available to Landlord. Notwithstanding the foregoing, Tenant shall be responsible for payment of all interest, late charges, and other costs and fees imposed by third parties with respect to late payments of Utilities or other third party charges the responsibility of Tenant hereunder.

6.           NET LEASE.

A.	This Lease is a “true lease” and an “operating lease” and not a financing lease, capital lease, mortgage, equitable mortgage, deed of trust, trust agreement, security agreement or other financing or trust arrangement, and the economic realities of this Lease are those of a true lease. The business relationship created by this Lease and any related documents is solely that of a long term commercial lease between Landlord and Tenant, this Lease has been entered into by both parties in reliance upon the economic and legal bargains contained herein, and none of the agreements contained herein is intended, or shall be deemed or construed, to create a partnership (de facto or de jure) between Landlord and Tenant, to make them joint venturers, to make Tenant an agent, legal representative, partner, subsidiary or employee of Landlord, or to make Landlord in any way responsible for the debts, obligations or losses of Tenant.

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B.	Landlord and Tenant acknowledge and agree that (i) this Lease is, and is intended to be, what is commonly referred to as a “net, net, net” or “triple net” lease, and (ii) the Rent shall be paid absolutely net to Landlord, so that this Lease shall yield to Landlord the full amount or benefit of the installments of Base Rent, Real Estate Taxes and all other Rent throughout the Term with respect to the entire Premises, all as more fully set forth in Section 5 and subject to any other provisions of this Lease that expressly provide for adjustment or abatement of Rent or other charges (if any). Except as otherwise expressly set forth in this Lease, all of the costs, expenses, responsibilities and obligations of every kind and nature whatsoever foreseen and unforeseen relating to the condition, use, operation, management, maintenance, repair, restoration and replacement of the Premises and all improvements and appurtenances related thereto or any part thereof shall be performed and paid by Tenant, and Landlord shall have no responsibility or liability therefor, except to the extent caused by Landlord’s gross negligence or willful misconduct. The covenants to pay Base Rent, Real Estate Taxes and all other Rent hereunder are independent covenants, and Tenant shall have no right to hold back, offset, deduct, credit against or fail to pay in full any such amounts for claimed or actual default or breach by Landlord of whatsoever nature or for any other reason whatsoever.

7.           REAL ESTATE TAXES.

A.	During the Term, Tenant shall promptly pay, or cause to be paid, on a cash basis when due to the applicable taxing authority one hundred percent (100%) of all taxes, including ad valorem, sales, use, rent or similar taxes, including tax increases and re-assessments; assessments including assessments for supplemental assessments and public improvements or benefits (subject to Section 7.D), whether or not commenced or completed prior to the date hereof and whether or not to be completed within the Term; water, sewer and other utility levies and charges; excise tax levies; fees including license, permit, inspection, authorization and similar fees; and all other governmental charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character and any kind and nature whatsoever in respect of the Building or the Property and/or the Rent (other than Real Estate Taxes) and all interest and penalties thereon attributable to any failure in payment by Tenant (other than failures arising from the acts or omissions of Landlord) which at any time prior to, during or in respect of the Term hereof may be assessed or imposed on or in respect of or be a lien upon (i) the Premises or any part thereof or any appurtenance thereto, (ii) any Rent reserved or payable hereunder or any other sums payable by Tenant hereunder, (iii) this Lease or the leasehold estate hereby created or the operation, possession, occupancy or use of the Premises or any part thereof, (iv) any occupancy, operation, use or possession of, or sales from or activity conducted on or in connection with the Premises or the property or the leasing or use of the Premises or the property or any part thereof, or (v) any document to which Tenant is a party creating or transferring an interest or estate in the Premises, together with any interest or penalties thereon (all of which are hereinafter called “Real Estate Taxes”). Notwithstanding the foregoing, there shall be excluded from Real Estate Taxes: all excess profits, revenue, excise, transfer, gain, foreign ownership or control, mortgage, intangible, gift, inheritance and succession, estate and income taxes. Tenant shall make such payments directly to the taxing authorities and shall promptly, upon request, furnish to Landlord copies of official receipts or other satisfactory proof evidencing such direct payments. Tenant’s obligation to pay Real Estate Taxes shall be absolutely fixed upon the date such Real Estate Taxes become a lien upon the Premises or any part thereof, subject to Section 7.C. Tenant shall also be responsible for all Real Estate Taxes which, on the Commencement Date, are a lien upon the Premises or any part thereof.

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B.	Tenant may request that the local tax collector’s office bill all Real Estate Taxes and deliver any other notices from the tax collector and/or tax assessor concerning the Premises directly to Tenant. If Landlord receives a bill for Real Estate Taxes, Landlord shall provide the bill for each installment of Real Estate Taxes to Tenant as soon as possible upon Landlord’s receipt of such bill and shall request that the local tax assessor’s office issue a duplicate copy of the real estate tax bill directly to Tenant. Tenant shall pay the Real Estate Taxes set forth on such bill prior to when due if during the Term. Tenant shall, if Landlord so requests, provide Landlord with reasonable evidence that such Real Estate Taxes have been paid. If Tenant shall default beyond the expiration of any applicable notice and cure periods in the payment of any Real Estate Taxes, Landlord shall have the right (but not the obligation) to pay the same together with any penalties and interest, if such penalties and interest are caused by Tenant’s failure to pay such Real Estate Taxes in a timely manner, in which event the amount so paid by Landlord shall be paid by Tenant to Landlord upon demand with interest thereon at the Default Rate. If permitted by Law, any Real Estate Taxes may at the option of the taxpayer be paid in installments (whether or not interest shall accrue on the unpaid balance of such Real Estate Taxes), Tenant may exercise the option to pay the same in such installments and shall be responsible for the payment of installments only, together with applicable interest, if any, provided that all such installment payments, together with applicable interest, if any, relating to the period prior to the expiration of this Lease, shall be made prior to the Expiration Date. Upon the expiration or termination of this Lease any Real Estate Taxes which Tenant has elected to pay in installments (other than those assessments under Section 7.D) shall be apportioned between Landlord and Tenant based on the time remaining in the Term. All Real Estate Taxes for the tax year in which this Lease shall terminate shall be apportioned on a per diem basis between Landlord and Tenant on a cash basis. To the extent that it shall be determined that Tenant has made any overpayments or underpayments of Real Estate Payments during the Term (due to the resolution of any tax appeals or otherwise subsequent to the expiration or sooner termination of the Term), Tenant shall be credited or pay any overpayments or underpayments of Real Estate Payments within thirty (30) days after the delivery of written notice to the other party advising that such overpayment or underpayment.

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C.	Landlord shall promptly notify Tenant in the event that it shall receive a “Chapter 91” request pursuant N.J.S.A. 54:4-34, and Tenant shall promptly notify Landlord in the event that it shall receive a “Chapter 91” request pursuant N.J.S.A. 54:4-34. Upon receipt, Tenant shall timely complete the “Chapter 91” request and return a copy of same to Landlord for Landlord’s approval. Landlord’s approval of the completed “Chapter 91” request shall be deemed granted unless Landlord objects to same within five (5) business days upon receipt thereof. Upon receipt of Landlord’s approval, Tenant shall timely submit the completed “Chapter 91” request to the municipal tax assessor. Tenant shall have the right, before delinquency occurs, of protesting, contesting, objecting to or opposing, at Tenant’s sole cost and expense, by appropriate legal proceedings conducted in good faith and with due diligence, the legality or amount of any such Real Estate Taxes, assessments or assessed valuations in its own or in Landlord’s name as the case may be, and upon Tenant’s written request, Landlord will, at no cost or expense to Landlord, reasonably cooperate with Tenant; provided, however, that (i) in the case of any unpaid Real Estate Taxes, lien, attachment, levy, encumbrance, charge or claim pursuant to any Law, the commencement and continuation of such proceedings shall suspend the collection or enforcement thereof from or against Landlord and the Premises, which suspension may be caused by the payment by Tenant of a bond or some other form of security for payment; (ii) neither the Premises, the Rent therefrom nor any part or interest in either thereof would be in any danger of being sold, forfeited, attached or lost pending the outcome of such proceedings solely based on the outcome of the proceeding and not if Tenant has the right to make a curative payment following the outcome of the proceeding to avoid any of the foregoing consequences; (iii) in the case of any requirement of Law, neither Landlord nor Tenant would be in any danger of civil or criminal liability for failure to comply therewith pending the outcome of such proceedings; (iv) the insurance coverage required by Section 18 shall be maintained; (v) Tenant shall keep Landlord reasonably informed as to the status of and with copies of all documents in the proceedings, upon request by Landlord; and (vi) if such contest shall be finally resolved against Landlord or Tenant, Tenant shall promptly pay the amount required to be paid, together with all interest and penalties accrued thereon, or comply with the applicable requirement of law or insurance requirements of Section 18. Landlord shall execute and deliver to Tenant such authorizations and other documents as may reasonably be required in any such contest, provided Tenant shall reimburse Landlord for its reasonable, actual out-of-pocket costs associated with such execution, and, if reasonably requested by Tenant, Landlord shall join as a party therein and/or fully participate therein in conjunction with Tenant. The provisions of this Section 7.C shall not be construed to permit Tenant to contest the payment of Rent or any other amount (other than the Real Estate Taxes being contested in accordance herewith and any Impositions or Third-

16

Party Charges that Tenant may from time to time be required to impound with Landlord Mortgagee pursuant to this Lease) payable by Tenant to Landlord hereunder. Without limiting any other provision of this Lease, Tenant shall indemnify, defend, protect and save Landlord and all Landlord Indemnified Parties and the Premises harmless from and against any and all liability, costs, fees, damages, expenses, penalties, fines and charges of any kind (including reasonable attorneys’ fees, including those incurred in the enforcement of this indemnity) that may be imposed upon Landlord or the Premises in connection with any such contest and any loss resulting therefrom, except to the extent caused by Landlord or any Landlord Indemnified Party’s gross negligence or willful misconduct. Landlord and Tenant shall each promptly notify the other of any written notice of any claims or assessments for Real Estate Taxes that may be asserted by applicable taxing authorities that could result in a potential liability or expense for the other, and coordinate with the other the response to and settlement of such claims or assessments for Real Estate Taxes. Any refund due from any taxing authority in respect of any Real Estate Taxes paid by or on behalf of Tenant shall be paid over to or retained by Tenant.

D.	In the event that a new special assessment for the Premises (a “New Special Assessment”) is proposed or enacted during the Term, Landlord, promptly following receipt of written notice thereof, shall notify Tenant of such New Special Assessment. Landlord shall not voluntarily elect to participate in, or vote in favor of, any such New Special Assessment without Tenant’s written approval thereof, which approval shall not be unreasonably withheld or delayed. If Landlord has the option to cause the assessments associated with a New Special Assessment to be paid in installments, Landlord shall so elect, and Tenant shall only be responsible for those installments that are due and payable during the Term. To the extent that any New Special Assessments are included in Real Estate Taxes, such New Special Assessment shall be paid pursuant to the provisions of Section 7.B hereof.

E.	Tenant will indemnify the Landlord and/or any Landlord Indemnified Parties, on an after-tax basis, against any fees or taxes, including, but not limited to, Real Estate Taxes, (“Taxes”) imposed by the United States or any taxing jurisdiction or authority of or in the United States in connection with Tenant’s use of the Premises or this Lease (unless with respect to a portion of the Premises which has been recaptured or terminated). This general tax indemnity (“General Tax Indemnity”) will exclude: (i) Taxes based on income or capital gains, or franchise or doing business taxes of an Indemnified Party imposed by a jurisdiction in which such Indemnified Party is otherwise resident for tax purposes or is subject to taxation as a result of the Premises being located in such jurisdiction; (ii) Taxes on capital or net worth (including minimum and alternative minimum Taxes measured by any items of Taxes preference); (iii) Taxes to the extent they

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would not have been imposed if the Indemnified Party or any of its Affiliates had not engaged in activities or had a presence in the jurisdiction imposing such Taxes that activities or presence are unrelated to the transaction contemplated hereby; (iv) Taxes resulting from a voluntary or involuntary transfer by an Indemnified Party of an interest in all or any part of the Premises, an Indemnified Party or any other interest created under the operative documents, other than during an Event of Default and other than pursuant to Tenant’s exercise of any rights or obligations under the operative documents; (v) Taxes imposed because the Indemnified Party is not a U.S. person; (vi) Taxes resulting from the gross negligence or willful misconduct of the Indemnified Party or any of its Affiliates or the violation of any provision of this Lease by the Indemnified Party or any of its Affiliates; and (vii) Taxes, with respect to any period after the expiration or earlier termination of this Lease (the “Tenant Tax Exclusions”). The General Tax Indemnity will be subject to Tenant’s right to contest Real Estate Taxes in the manner provided in Section 7.C. Tenant will be entitled to all future refunds of, and tax savings of Landlord (but not any of its direct or indirect beneficial owners) resulting from or attributable to, any event giving rise to payment of a General Tax Indemnity or the making of such payment.

F.	Landlord and Tenant shall, upon request of the other, promptly provide such data as is maintained by the party to whom the request is made with respect to the Premises as may be necessary to prepare any required tax returns and reports required by a governmental authority.

8.           PERSONAL PROPERTY TAXES.

Tenant shall be liable for and shall promptly pay when due all personal property taxes related to Personal Property and Tenant’s Personal Property placed in the Premises. Tenant may, without Landlord’s consent, before delinquency occurs, contest any such taxes related to the Personal Property. Tenant will not be liable for any personal property taxes of Landlord other than for personal property that is used specifically in the management, operation, repair and maintenance of the Premises.

9.           OPERATING EXPENSES.

A.	Utilities. During the Term, Tenant agrees to pay all fees, costs, expenses and charges for electricity, power, gas, oil, water, sanitary and storm sewer, septic system refuse collection, landscaping, telephone, security, and other utilities and services consumed, rendered or used on or about the Premises (or any portion thereof) and such utility franchises as may be appurtenant to the use of the Premises (or any portion thereof) (collectively, “Utility Charges”). Landlord acknowledges and agrees that Tenant may enter into contracts for any of the foregoing services or the like without Landlord’s prior consent during the Term; provided, that any such contract shall be terminable by Tenant or Landlord at or prior to the expiration or sooner termination of the Lease or upon no more than thirty (30) days’ prior notice to the third-party servicer with no termination premium, fee or penalty.

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B.	Third Party Management. Tenant shall have the right to manage and operate the Premises (or any portion thereof) utilizing third parties for the management and operation thereof, without obtaining Landlord’s prior written consent of such third party. Notwithstanding the appointment of any third-party manager, Tenant shall remain fully responsible for the Premises in accordance with the terms hereof.

10.         INTENTIONALLY OMITTED.

11.         INTENTIONALLY OMITTED.

12.         TENANT’S REPAIR AND MAINTENANCE RESPONSIBILITIES.

A.	Throughout the Term, Tenant, at its sole cost and expense, will keep the Premises in a substantially similar condition as on the Commencement Date (reasonable wear and tear, damage from fire or other casualty excepted) whether or not the need for such repairs occurs as a result of Tenant’s use, the elements, or the age of the Building, the Property or Tenant’s Personal Property, or otherwise (but excluding Landlord’s gross negligence or willful misconduct) and will commit or allow no material waste with respect thereto and with reasonable promptness, make all necessary and appropriate repairs and replacements thereto of every kind and nature, including without limitation those necessary to ensure continuing compliance with all Laws and insurance requirements, whether interior and exterior, structural and nonstructural, ordinary and extraordinary, and foreseen and unforeseen. Tenant’s maintenance, repair and replacement obligations shall extend to and include, without limitation, all systems serving the Premises and, subject to any Encumbrances, all parking areas and landscaping on the Property. The necessity for and adequacy of repairs to each Building or other improvements forming a part of the Premises shall be measured by the standard which is appropriate for and equivalent in quality to such Building’s Comparable Buildings of similar construction and class. Tenant’s obligations under this Section 12 shall, without limitation, include the maintenance, repair and replacement (a) at all times, of any and all building systems, machinery and equipment which exclusively serve the Premises, and (b) the bearing walls, floors, foundations, roofs and all structural elements of the Premises. Tenant will not take or omit to take any action the taking or omission of which would reasonably be expected to (y) create (or permit to continue) any dangerous condition or (z) create (or permit to continue) any condition which might reasonably be expected to involve any imminent loss, damage or injury to any person or property. All repairs and replacements shall be in quality and class at least substantially similar to the original work and shall be made promptly as and when necessary. Notwithstanding anything to the contrary contained herein, Tenant shall not be required to make a replacement of any item in the event that a repair will provide adequate functionality to the item and would be customary and reasonable in Comparable Buildings of similar construction and class. Repairs and replacements called for as a result of fire and/or other casualty and condemnation shall be made pursuant to the provisions of Sections 21 and 22, respectively. In connection with the foregoing, but in no way expanding Tenant’s obligations hereunder and subject to Section 12.C, Tenant’s obligations shall include without limitation with respect to the Premises, to the extent applicable:

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1.	Maintaining, repairing, and replacing, as necessary, the roof of the Building on the Premises;

2.	Maintaining and repairing the bearing walls, floors, foundations, and all structural elements of the Building on the Premises;

3.	Maintaining (including periodic window washing and periodic painting) and repairing the storefront, facade and exterior walls of the Building;

4.	Repairing and replacing, as necessary, the doors (including, without limitation, any overhead doors) and windows of the Building, and the mechanisms therefor;

5.	Causing the regular removal of garbage and refuse from the Premises;

6.	Causing the regular spraying for and control of insect, rodent, animal and pest infestation, and maintaining in good working order and condition all doors (both swinging and roll-up doors), including, without limitation, all weather seals;

7.	Servicing, maintaining, repairing and replacing all equipment on the Premises, including, without limitation, heating, ventilation, and air-conditioning equipment, Fuel Tanks, Generators, and UPS;

8.	Regular sweeping, cleaning and removal of trash, debris, other materials and stains from the Premises and from the immediately adjacent sidewalks, service drives and loading or delivery areas, if any, of the Premises, as necessary to keep the same clean and in good order and condition;

9.	Regular sweeping, cleaning and washing of the interior of the Building, including, without limitation, floors, windows and fixtures, and periodic washing and painting of interior walls;

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10.	Repairing broken, damaged or leaking walls, bathrooms, roofs, or fixtures and equipment in the interior of the Building, including, without limitation, plate glass windows, windows, floors and lighting fixtures;

11.	Irrigating and performing all gardening and landscaping of all lawns, trees, shrubs and plantings immediately adjacent to the Building or in any parking areas located on the Premises; and

12.	Tenant shall maintain a contract on at least an annual basis for regular servicing and maintenance (at least once annually) of the heating, ventilating, air conditioning and vertical transportation systems serving the Building, unless Landlord shall otherwise direct. Upon written request of Landlord, Tenant shall submit to Landlord a copy of such fully paid contract and any extensions, renewals or replacements thereof. At a minimum, each maintenance contract for any such equipment shall include a provision that such contractor shall be required to coordinate any activities performed on the roof of the Building by a roofing contractor, so as to not void any roof or related warranties.

B.	Except to the extent caused by Landlord’s gross negligence or willful misconduct, or any affirmative acts in connection with work performed by Landlord, Landlord shall not be required to furnish any services or facilities or make any repairs or alterations in or to the Premises, and Landlord shall not under any circumstances be required to (i) build or rebuild any improvements on the Premises; (ii) make any repairs, replacements, alterations, restorations or renewals of any nature to the Premises, whether ordinary or extraordinary, structural or non-structural, foreseen or unforeseen, or to make any expenditure whatsoever with respect thereto; or (iii) maintain the Premises (including any parking or common areas which are part of or adjacent thereto) in any way. Tenant hereby expressly and unconditionally waives, to the fullest extent now or hereafter permitted by Law, the right to make repairs or perform any maintenance at the expense of Landlord which right may be provided for in any Law in effect at the time of the execution and delivery of this Lease or which may hereafter be enacted. Tenant hereby assumes the full and sole responsibility for the condition, operation, repair, replacement, maintenance and management of the Premises. However, on default of Tenant beyond the expiration of any applicable notice and cure periods in making such repairs or replacements, provided, that Tenant is not then diligently attempting to cure and/or make such necessary repair(s) or replacement(s) to the Premises, Landlord may, but shall not be required to, upon no less than forty-five (45) additional days’ notice to Tenant, make such repairs and replacements for Tenant’s account and the expense thereof shall be paid by Tenant to Landlord upon demand with interest at the Default Rate.

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C.	Except as expressly set forth herein, nothing contained in this Lease and no action or inaction by Landlord shall be construed as (i) constituting the consent or request of Landlord, expressed or implied, to any contractor, subcontractor, laborer, materialman or vendor to or for the performance of any labor or services or the furnishing of any materials or other property for the construction, alteration, addition, repair or demolition or maintenance of or to the Premises or any part thereof or any improvements thereto; or (ii) giving Tenant any right, power or permission to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Landlord in respect thereof.

13.         COMPLIANCE WITH LAWS.

Tenant shall, at its sole cost and expense, use and maintain the Premises in compliance with all Laws, and Tenant shall, at its sole cost and expense, comply with all Laws applicable to or having jurisdiction over the use, occupancy, operation, and maintenance of the Premises, including without limitation, all Environmental Laws, the ADA and other access laws and those which require the making of any structural, unforeseen or extraordinary changes and including those which involve a change of policy on the part of the governmental body enacting the same; provided, however, Tenant shall not be required to cause the Premises to comply with any Law that is not applicable to the Premises based on the manner in which the Premises is being used during or at the end of the Term. Tenant, at its sole expense, shall comply with the requirements of policies of special form insurance coverage at any time in force with respect to the Premises as required pursuant to Section 18 hereof and with the provisions of all contracts, agreements and restrictions affecting the Premises or any part thereof in effect as of the date hereof or the ownership, occupancy or use thereof. Without diminishing the obligations of Tenant, if Tenant shall at any time fail to comply as promptly as reasonably practicable with any Law applicable to the Premises, or the use and occupation thereof, Landlord, after ten (10) additional days’ written notice to Tenant after an Event of Default with respect to same, may cause the Premises to so comply and the reasonable costs and expenses of Landlord in such compliance shall be paid by Tenant to Landlord upon demand with interest thereon at the Default Rate. Notwithstanding the foregoing, Tenant shall not be responsible for any remedial measures required for a violation of Law relating to the condition of the Premises as of the Commencement Date unless remedial measures are specifically required in a written notice from a governmental authority or unless such violation was caused by Tenant in its occupancy or ownership of the Premises prior to the Commencement Date.

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14.         SURRENDER OF PREMISES.

Upon the expiration of this Lease pursuant to its terms (or, in the event of a termination of this Lease on a date other than the scheduled Expiration Date of this Lease, as promptly as commercially practicable thereafter), Tenant shall surrender to Landlord the Premises, including all Alterations constructed by Tenant therein that Landlord has not requested that Tenant remove in accordance with Section 15 below, with all fixtures appurtenant thereto, (but not including furnishings, trade fixtures, furniture, computers, telephone systems, machinery, equipment and other Personal Property installed or placed on the Premises by Tenant) (collectively, “Tenant’s Personal Property”), free and clear of any occupants or tenancies (unless consented to by Landlord in writing), and, subject to Section 13, in compliance with Laws (including, without limitation, Environmental Laws) and all Encumbrances and in as good condition and repair as existed as of the Commencement Date, reasonable wear and tear and damage from fire or other casualty excepted, and any new buildings, alterations, improvements, replacements or additions constructed by Tenant and remaining at the Premises, in at least a substantially similar condition as when completed, reasonable wear and tear and damage from fire or other casualty excepted. For the avoidance of doubt, to the extent there is a bank vault in the Premises, Tenant shall have no obligation to remove such vault on surrendering the Premises. At the end of the Term, all Alterations will belong to Landlord, unless they are Tenant’s Personal Property. Subject to Section 36 below, any of Tenant’s Personal Property installed or placed on the Premises by Tenant or any subtenant or assignee of Tenant, if not removed within thirty (30) days after termination or expiration of this Lease shall be deemed abandoned and become the property of Landlord without any payment or offset therefor if Landlord so elects, after thirty (30) days’ prior written notice to Tenant following such thirty (30) day period. If Landlord shall not so elect, Landlord, after thirty (30) days’ prior written notice to Tenant following such thirty (30) day period, may remove such property from the Premises and have it stored or disposed of at Tenant’s risk and expense. Tenant shall repair and restore and save Landlord harmless from all material damage to the Premises caused by such removal by Landlord to the extent not caused by the negligence or willful misconduct of Landlord.

15.         ALTERATIONS.

A.	Tenant shall not be required to obtain Landlord’s prior written approval for any alterations, additions or improvements to the Premises or any portion thereof (the “Permitted Alterations”); provided, however, that such alterations: (i) are not structural additions or structural alterations to the Premises; (ii) will not change the essential nature of the Building as a commercial office building, bank branch for a Financial Services Institution or ancillary uses; (iii) will not materially and adversely affect the structural elements or roof of the Building; (iv) will not materially and adversely affect the proper functioning of a Building’s systems on a permanent basis; and (v) do not exceed the cost of Three Hundred Thousand and No/100 Dollars ($300,000.00) on a per project basis or Five Hundred Thousand and No/100 Dollars ($500,000.00) on an annual basis. Moreover, Landlord acknowledges and agrees that to the extent that Tenant’s approval under any Existing Leases (in its capacity as landlord thereunder) is not required for any proposed alterations by a subtenant thereunder, then, in any such instance, such alterations and improvements shall also constitute “Permitted Alterations” for the purposes of this Section 15.A. Prior to the Effective Date, Tenant has delivered to Landlord those items set forth on Schedule 15.A-1 attached hereto (collectively, the “Concept Plans”). All Alterations described in the Concept Plans shall constitute pre-approved Alterations by Landlord for the purposes of this Section 15 and no further approvals from Landlord shall be required with respect to any Alterations to be made by Tenant within the Premises that are materially consistent with the Concept Plans

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(the “Pre-Approved Alterations”). For purposes of this Section 15.A, any Alterations made to a drive-through lane, drive-through canopy or related element on the Premises shall not be considered structural in nature. In seeking approval from Landlord of any other Alterations (i.e., any Alterations other than Permitted Alterations or Pre-Approved Alterations), which approval shall not be unreasonably withheld, conditioned or delayed, Tenant shall provide Landlord with (1) full and complete drawings and plans for the proposed Alterations prepared by a licensed architect or engineer; and (2) notice of whether the Alteration will involve or affect Hazardous Materials in violation of Law. Tenant shall not have the right to seek any zoning changes or variances in connection with any Alterations without Landlord’s approval, which approval may (I) not be unreasonably withheld, conditioned or delayed if the zoning change or variance is in connection with the use of the Premises as an office building or bank branch for a Financial Services Institution or ancillary use and (II) be withheld in Landlord’s sole and absolute discretion if the zoning change or variance is in connection with the use of the Premises for a use other than as an office building or bank branch for a Financial Services Institution or ancillary use. Tenant shall procure all necessary governmental permits and approvals prior to commencing construction of any Alteration; provided, however, that Landlord, upon Tenant’s request, shall (without liability to Landlord and at no expense to Landlord) furnish or execute promptly any documents, information or consents or other materials that are necessary in connection with Tenant’s efforts to obtain any such license, permit or other approval in connection with such Alteration(s). Tenant shall reimburse Landlord upon demand for Landlord’s (and Landlord’s Mortgagee’s, if applicable) actual, reasonable out-of-pocket costs, including, without limitation, attorney’s fees and engineering advisor’s fees, related to Landlord’s review of any Alterations that require Landlord’s prior consent pursuant to this Section 15.A; provided, in no event shall such reimbursable costs exceed $2,500.00 for Landlord’s approval or $5,000.00 in the aggregate for both Landlord’s and Landlord’s Mortgagee’s approval.

B.	All Alterations shall be constructed by Tenant, without expense to Landlord, in a good, high quality, professional and workmanlike manner so as not to void or make voidable any roof or other warranties, employing materials of first-class quality free of material defects, and in compliance with all Law, all applicable Encumbrances and all regulations and orders, rules and regulations of the Board of Fire Insurance Underwriters or any other body exercising similar functions, and in compliance with the terms and conditions of this Lease.

24

C.	Prior to the commencement of construction of any Alteration requiring Landlord’s consent, Tenant shall deliver to Landlord certificates evidencing the existence of (a) workmen’s compensation insurance with coverage limits not less than statutory limits covering all persons employed for such work; (b) a completed operations endorsement to the commercial general liability insurance policy referred to Section 18.B; (c) reasonable comprehensive general liability and property damage insurance naming Landlord, its designees and Tenant as additional insureds, with coverage of at least $1,000,000 single-limit or such greater amount as may be reasonably requested by Landlord; and (d) builders all risk insurance on a completed value basis (or its equivalent) covering all physical loss, in an amount no less than the full replacement value of the Alterations in question).

D.	Promptly upon the completion of construction of any Alteration that is permanently affixed to the Premises and alters the existing footprint or elevation of the Building, Tenant shall deliver to Landlord one complete set of “as built” drawings thereof (and if the Alterations involve any change to the footprint of the applicable Building or the erection of a new building, an ALTA survey for the Property certified to Landlord and any mortgagee of the Premises), proof of payment for all labor and materials, and if and to the extent commercially obtainable, copies of guarantees, if any, from all major contractors in favor of Landlord and Tenant (jointly and separately) against defects and deficiencies in materials and workmanship, and requiring the correction of the same upon demand of Landlord and Tenant at the expense of such contractor.

E.	All Alterations, whether temporary or permanent in character, made in or upon the Premises either by Landlord or Tenant (other than Tenant’s Personal Property installed or placed on the Premises by or on behalf of Tenant) shall be Landlord’s property, and will remain with the Premises without compensation to Tenant unless Tenant elects, in its sole and absolute discretion (but subject to Section 15.A), to remove such Alteration at any time prior to the expiration or sooner termination of this Lease at its sole cost and expense, in which event such Alteration shall remain the property of Tenant. Notwithstanding the foregoing, in the case of any Alteration requiring Landlord’s prior written approval, Landlord may condition such approval on Tenant’s agreement to remove all or a portion of such Alteration at the end of the Term if, but only if, the Alteration will not, in the reasonable estimation of Landlord, have one or more of the causes and effects described in clauses (i) through (iv), inclusive, of Section 15.A above, provided that Landlord may not, in any event, require the removal of any bank vault or safe deposit box installed by Tenant nor any cables, wiring and conduits below floors, behind walls or above dropped ceilings. Upon the expiration or sooner termination of this Lease, all Alterations on the Premises that Tenant desires to remove and/or are otherwise required by Landlord to be removed as a condition of Landlord’s approval of the Alteration, shall be removed from the Premises by Tenant and the Premises restored to no less than a substantially similar condition than existed immediately prior to the construction of the Alteration, reasonable wear and tear, and damage from fire or other casualty excepted.

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F.	During the Term, Tenant shall have the exclusive right without first obtaining Landlord’s prior written consent, but subject to compliance with all Laws and Encumbrances, to install, operate, maintain, remove and/or relocate any and all automatic teller machines, teller cash recycling machines and any other similar equipment or technology generally used in the banking industry (“ATMs”), safe deposit boxes, overnight deposit boxes, drive-up teller kiosks and any associated improvements in the Building or on the Property, at Tenant’s sole discretion, but subject to the provisions of Article 15. The ATMs shall be deemed Tenant’s Personal Property hereunder and remain the sole property of Tenant, and shall be removed by Tenant at the expiration or earlier termination of this Lease, Tenant being solely responsible for any repairs made necessary by such removal to bring the Premises to a substantially similar condition as on the Commencement Date, reasonable wear and tear, and damage from fire or other casualty excepted. Notwithstanding anything to the contrary herein, Tenant shall have the right, but not the obligation, to remove any safe deposit boxes, overnight deposit boxes, drive-up teller kiosks and any associated improvements, on or prior to surrendering the Premises, provided that, if Tenant elects to not so remove such property, they shall become Landlord’s personal property on expiration or termination of this Lease and further provided that, if Tenant removes such items, Tenant shall be solely responsible for any repairs made necessary by such removal to bring the Premises to a substantially similar condition as on the Commencement Date, reasonable wear and tear, and damage from fire or other casualty excepted.

16.         ENTRY BY LANDLORD.

Subject to Section 17, except in emergency situations or otherwise consented to by Tenant, Landlord or Landlord’s Representatives shall have the right to enter, from time to time, the Premises or any portion thereof at mutually reasonably acceptable times to (i) inspect the Premises, (ii) exercise its rights and/or obligations under this Lease, or (iii) show the Premises to prospective purchasers, lenders or, during the last twelve (12) months of the Term or, if applicable, any Renewal Term, to prospective tenants; and Tenant shall not be entitled to any abatement or reduction of Base Rent by reason thereof, nor shall such entry or action by Landlord constitute an actual or constructive eviction or repossession, without Landlord’s express intention to do so as expressed in writing. No such entry shall be deemed an eviction of Tenant. At any time during which Landlord or Landlord’s Representatives are on the Premises, they shall use commercially reasonable efforts to not interrupt or interfere with Tenant’s use of the Premises and shall not cause any damage or injury to persons or property on the Premises.

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17.         SECURITY.

A.	“Tenant Security Requirements” shall mean that Tenant requires prior written notification of at least five (5) business days prior to Landlord’s intent to enter the Premises pursuant to Section 16, except in emergency situations or otherwise consented to by Tenant. At all times while on the Premises, Landlord’s Representatives shall be prepared to provide proper identification. All parties, including, but not limited to, Landlord, prospective purchasers, lenders or tenants, may, at Tenant’s election, be accompanied by an employee of Tenant at all times while within the Premises. If Landlord intends to show the Premises to prospective purchasers, lenders or tenants pursuant to this Lease, Landlord shall additionally provide Tenant the name of such prospective purchaser, lender or tenant. If such prospective purchaser, lender or tenant is reasonably determined by Tenant to be a Competitor, Tenant shall, at Tenant’s option, have at least three (3) business days to make any arrangements to further secure the Premises prior to the tour of the Premises.

B.	Notwithstanding anything herein to the contrary, Landlord hereby acknowledges and agrees that Landlord and its agents, employees, contractors and invitees shall have no right to enter any vaults or other areas designated or marked by Tenant as “Restricted”, “secure areas” or otherwise with the prior written consent of Tenant, which consent may be withheld in Tenant’s reasonable discretion, and if Tenant’s consent is granted, any such entry shall be made only with a representative of Tenant being present (except that Tenant’s consent and presence during entry shall not be required in the case of emergencies, in which case reasonable advance notice, taking into account the type of emergency, shall be required). In no event shall Tenant be required to provide Landlord with access to Tenant’s alarm code or keys or other independent means of entry to the Premises or any portion thereof.

18.         TENANT’S INSURANCE OBLIGATIONS.

A.	During the Term, Tenant shall provide and maintain property insurance on the Building and other improvements on the Property on an all-risk basis against physical loss or damage by fire and all other risks and perils, including but not limited to, flood, earthquake, and windstorm, in amounts no less than the full replacement cost, excluding excavations, footings and foundations, and with a deductible no greater than $50,000. Such insurance shall be on terms (i) that are no less favorable than insurance covering other similar properties owned or operated by Tenant; (ii) that have an agreed amount endorsement or with no co-insurance provisions; and (iii) with no exclusions for vandalism, malicious mischief, sprinkler leakage or terrorism. Boiler and Machinery Coverage shall be procured either by endorsement to the property policy or under a separate placement in an amount no less than 100% of the replacement cost or as otherwise approved in writing by Landlord. The property insurance shall

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(a) intentionally omitted; (b) cover loss sustained when access to all or a portion of a Building is prevented due to an insured peril at a location in the vicinity of the Premises; (c) cover loss sustained due to the action of a public authority preventing access to a Building provided such order is the direct result of physical damage of the type insured against at a Building or within 1,000 feet of it; (d) insure loss caused by damage or mechanical breakdown; (e) provide an ordinance or law extension; (f) cover loss sustained due to the accidental interruption or failure of supplies of electricity, gas, sewers, water or telecommunication up to the terminal point of the utility supplier with the Premises; (g) name Landlord and its lender(s) and other designees as loss payees and contain a lender loss payee endorsement; and (h) contain an endorsement providing coverage for cleanup of sudden and accidental pollution releases, with a sub-limit of at least $15,000. In addition to the foregoing coverages on the Building and other improvements, Tenant shall maintain property insurance covering Tenant’s machinery, equipment, furniture, fixtures, and all other Tenant’s Personal Property at a limit of liability of not less than the full replacement cost. During the period of any restoration and repair of the Premises, Tenant shall maintain an “all-risk” Builder’s Risk policy on a completed value basis for the full replacement cost of the property being repaired and restored, if and when there is a structural restoration and/or major repair required at the Building.

B.	During the Term, Tenant shall also provide and maintain the following insurance at the terms and in the limits specified below:

1.	Commercial General Liability Insurance against claims for third party Bodily Injury, Personal/Advertising Injury, Property Damage, and Products/Completed Operations Liability. Such insurance shall be written on an occurrence basis and such coverage shall include, but not be limited to, assumed contractual liability for the performance by Tenant of the indemnity agreements set forth in this Lease to which this insurance applies, cross liability, and/or severability of interests. Limits shall be no less than $1 million per occurrence and $2 million general aggregate with no retention or self insurance provision unless otherwise agreed to in writing in advance by the Landlord. Tenant shall cause Landlord and its lender or other designees to be named as additional insureds under such insurance.

2.	Workers Compensation and Employer’s Liability Insurance insuring against and satisfying Tenant’s obligations and liabilities under the workers compensation laws of the jurisdiction in which the Premises are located, with Employers Liability minimum limits per insured of $500,000 Bodily Injury each accident; $500,000 Bodily Injury by disease, each employee; $500,000 Bodily Injury by disease policy limit. Policies shall include Voluntary Coverage.

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3.	Automobile Liability Insurance for liability arising out of claims for bodily injury and property damage arising from owned (if any), leased (if any), non-owned and hired vehicles used in the performance of the business, with a combined single limit of $1 million per accident for bodily injury and property damage and containing appropriate no-fault insurance provisions wherever applicable.

4.	Umbrella or Excess Liability Insurance written on an occurrence basis and covering claims in excess of the underlying insurance described in the foregoing subsections (1), (2) and (3) above, with a $25 million minimum limit per occurrence. Such insurance shall contain a provision that it will drop down as primary and noncontributory insurance in the event that the underlying insurance policy aggregate is exhausted.

5.	As and to the extent Tenant engages in (i) the sale of alcoholic beverages, liquor liability insurance, and/or (ii) the sale or use of gasoline or other petroleum products, Tenant shall procure pollution legal liability insurance covering each location with a retroactive date corresponding to the first occupation by Tenant with a minimum limit of Ten Million Dollars ($10,000,000) for each incident which coverage shall be primary and non-contributory and should also include coverage for any underground storage tanks located on the Property.

6.	Business interruption insurance insuring that the Base Rent will be paid to Landlord for a minimum of twelve (12) months if the Premises are destroyed or rendered untenantable by any cause insured against (it being understood that the existence of such insurance does not reduce Tenant’s obligation to pay Base Rent without diminution), and in the event of termination of this Lease due to any such insured cause, pay to Landlord one year’s Base Rent.

C.	The required limits and coverages of all insurance set forth in Sections 18.A and 18.B above may be reasonably adjusted by Landlord from time to time (but not more frequently than once every five (5) years) in conformity with the then prevailing custom of insuring liability in Comparable Buildings in the municipality in which the Premises is located.

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D.	In the event of a casualty or other loss under any property insurance policy, Tenant shall pay to Landlord the lesser of the amount of the deductible or the full amount of the loss in the case of a loss in an amount less than the deductible, which payment shall be treated in the same manner as insurance proceeds. Tenant shall also cause all such property policies to permit Tenant’s waiver of claims against Landlord under Section 20 for matters covered thereby. Tenant shall cause Landlord and its lender holding a first lien against the Premises (if Landlord has notified Tenant of the name and address of its lender) and any superior lessor or fee owner to be named as loss payees and/or mortgagees, as their interests may appear, under all property insurance policies and shall cause the coverage to continue for Landlord’s benefit notwithstanding any act or omission on Tenant’s part. By this Section 18. Tenant intends that the risk of loss or damage to the Premises and all property thereon, including Personal Property and Tenant’s Personal Property described above, be borne by responsible property insurance carriers and Tenant hereby agrees to look solely to, and to seek recovery only from, its respective property insurance carriers, in the event of a loss of a type described above to the extent that such coverage is agreed to be provided hereunder. For this purpose, any applicable deductible shall be treated as though it were recoverable under such policies.

E.	All insurance required to be maintained by Tenant pursuant to this Section 18.A must be maintained with insurers authorized to do business in the jurisdiction in which the Premises are located. In the event that Tenant retains another insurer other than Chubb Limited, which insurer is hereby approved by Landlord, such entity shall be required to have an A.M. Best Company Rating of at least A-/VIII or Standard and Poor’s Rating of at least A-. Tenant shall provide to Landlord, and at each renewal of expiring policies, such certificates as may be reasonably required to establish that the insurance coverage required by this Section 18 is in effect from time to time and that the insurer(s) have agreed to give Landlord and its lenders at least thirty (30) days’ notice prior to any non-renewal or cancellation of, or material modification to, the required coverage. Landlord and Tenant shall cooperate with each other in the collection of any insurance proceeds which may be payable in the event of any loss, including the execution and delivery of any proof of loss or other actions required to effect recovery. Tenant shall cause all liability and property policies maintained by Tenant to be written as primary policies, not contributing with and not supplemental or excess to any coverage that Landlord or its lender may carry.

F.	Tenant may provide the insurance required by virtue of the terms of this Lease by means of a combination of primary and excess or umbrella coverage and by means of a policy or policies of blanket property insurance so long as (i) the amount of the total insurance allocated to the Premises under the terms of the blanket policy or policies furnishes protection equivalent to that of separate policies in the amounts required by the terms of this Lease, and (ii) the blanket policy or policies comply in all other respects with the other requirements of this Lease.

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G.	If Tenant fails to obtain the insurance coverage, as set forth in this Section 18 and does not cure its failure within five (5) days after written notice from Landlord, Landlord may, at its option, obtain such insurance for Tenant, and Tenant shall, upon demand, pay, as additional Rent, the cost thereof.

H.	All policies of insurance required to be maintained pursuant to this Lease shall be endorsed so that if at any time should they be not renewed, canceled, coverage be reduced (by any party including the insured) which affects the interests of the Landlord or its lender(s) such non-renewal cancellation or reduction shall not be effective as to Landlord and its lender(s) for thirty (30) days, except for non-payment of premium which shall be for ten (10) days after receipt by the Landlord of written notice from such insurer of such cancellation or reduction. In addition to the foregoing, all policies of insurance required to be maintained pursuant to this Lease shall contain terms in accordance with Tenant’s normal business practice and reasonably acceptable to Landlord and shall (i) contain a severability of interest and a cross-liability clause; (ii) name Landlord, its lender, any ground lessor of the Property and other entities as additional insureds or loss payees, as required by contract; and (iii) be endorsed to waive any rights of subrogation against Landlord, its lenders, and their respective officers, directors, employees, agents, partners, and assigns. All policies of insurance required to be maintained pursuant to this Lease (other than in respect to automobile liability or workers compensation insurance) shall insure the interests of Landlord and Tenant regardless of any breach or violation by Tenant or any other party of warranties, declarations or conditions contained in such policies, any action or inaction of Tenant or others.

I.	Prior to the Commencement Date and at least ten (10) days after to each policy anniversary, Tenant shall use commercially reasonable efforts furnish the Landlord with certificates of insurance or binders, in a form reasonably acceptable to Landlord evidencing all of the insurance required by the provisions of this Lease for the benefit of Landlord and required to be in force by the provisions of this Lease. Such certificates of insurance/binders shall be executed by each insurer in the case of the property policies, and in the case of liability policies, by each insurer or by an authorized representative of each insurer where it is not practical for such insurer to execute the certificate itself. Such certificates of insurance/binders shall identify underwriters, the type of insurance, the insurance limits and deductibles and the policy term and shall specifically list the special provisions enumerated for such insurance required by this Lease and shall be substantially in the form attached hereto as Exhibit “C” and made a part hereof. Upon the occurrence and during the continuation of an Event of Default, Landlord may request, and Tenant shall furnish, certified copies of all insurance policies required to be carried by Tenant pursuant to this Lease.

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19.         OFAC.

A.	Tenant has taken commercially reasonable measures, in accordance with all applicable Anti-Money Laundering Laws, with respect to each holder of a direct or indirect ownership interest in the Tenant, to assure that funds invested by such holders in the Tenant are derived from legal sources; provided, however, none of the foregoing shall apply to any person to the extent that such person’s interest in Tenant is in or through an entity, whose stock or shares are listed and traded on any recognized stock exchange located in the United States (a “U.S. Publicly-Traded Entity”).

B.	Tenant hereby represents and warrants that neither Tenant, nor, to the actual knowledge of Tenant, any persons or entities holding any legal or beneficial ownership interest (direct or indirect) whatsoever in Tenant (1) has been designated by the President of the United States or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons” (collectively, “Prohibited Persons”), (2) is under investigation by any governmental authority for, or has been charged with, or convicted of, any violation of any Anti-Money Laundering Laws, or drug trafficking, terrorist-related activities or other money laundering predicated crimes or a violation of the BSA, (3) has been assessed civil penalties under these or related laws, or (4) has had any of its funds seized or forfeited in an action under these or related laws; provided, however, none of the foregoing shall apply to any person to the extent that such person’s interest is in or through a U.S. Publicly-Traded Entity.

C.	Tenant has taken reasonable steps, consistent with industry practice for comparable organizations and in any event as required by law, to ensure that the Tenant is and shall be in compliance with all (1) Anti-Money Laundering Laws and (2) OFAC Laws and Regulations. Tenant will not during the Term knowingly engage in any transactions or dealings, or knowingly be otherwise associated, with any Prohibited Persons in connection with the use or occupancy of the Premises. A breach of the representations contained in this Section 19 by Tenant as a result of which Landlord suffers actual damages shall constitute a material breach of this Lease and shall entitle Landlord to any and all remedies available hereunder, or at law or in equity.

D.	For purposes of this Section 19, all references to “the actual knowledge of Tenant”, “Tenant’s actual knowledge” or words of similar import shall mean and refer to only the actual knowledge, without any duty of investigation or inquiry, of the BSA/AML Compliance Officer (or, if there is no BSA/AML Compliance Officer of Tenant, the corresponding officer or representative of Tenant reasonably expected to have knowledge of such matters).

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E.	Landlord hereby represents and warrants that neither Landlord, nor, to the actual knowledge of Landlord, any persons or entities holding any legal or beneficial ownership interest (direct or indirect) whatsoever in Landlord (1) are Prohibited Persons, (2) are under investigation by any governmental authority for, or have been charged with, or convicted of, any violation of any Anti-Money Laundering Laws, or drug trafficking, terrorist-related activities or other money laundering predicated crimes or a violation of the BSA, (3) have been assessed civil penalties under these or related laws, or (4) have had any of its funds seized or forfeited in an action under these or related laws; provided, however, none of the foregoing shall apply to any person to the extent that such person’s interest is in or through a U.S. Publicly-Traded Entity.

F.	For purposes of this Section 19, all references to “the actual knowledge of Landlord”, “Landlord’s actual knowledge” or words of similar import shall mean and refer to only the actual knowledge, without any duty of investigation or inquiry, of the Chief Financial Officer (or, if there is no Chief Financial Officer of Landlord, the corresponding officer or representative of Landlord reasonably expected to have knowledge of such matters).

20.         WAIVER OF SUBROGATION.

Notwithstanding anything to the contrary set forth in this Lease, to the fullest extent permitted by Law, neither Landlord nor Tenant shall be liable (by way of subrogation or otherwise) to the other party (or to any insurance company insuring the other party) for any loss or damage to the property of the releasing party to the extent the loss or damage is covered by property insurance carried or required by this Lease to be carried by the releasing party EVEN THOUGH SUCH LOSS MIGHT HAVE BEEN OCCASIONED BY THE NEGLIGENCE OR WILLFUL ACTS OR OMISSIONS OF THE LANDLORD OR TENANT OR THEIR RESPECTIVE EMPLOYEES, AGENTS, CONTRACTORS OR INVITEES. Landlord and Tenant shall give each insurance company which issues policies of insurance, with respect to the items covered by this waiver, written notice of the terms of this mutual waiver, and shall have such insurance policies properly endorsed, if necessary, to prevent the invalidation of any of the coverage provided by such insurance policies by reason of such mutual waiver. For the purpose of the foregoing waiver, the amount of any deductible or self-insured retention applicable to any loss or damage shall be deemed covered by, and recoverable by the insured under the insurance policy to which such deductible or self-insured retention relates. Each party shall pay any additional expense, if any, for obtaining such waiver.

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21.         FIRE OR OTHER CASUALTY.

A.	All proceeds (except business interruption insurance proceeds not allocated to Rent expenses) payable by reason of any property loss, damage, or destruction of or to the Premises by fire or other casualty, or any portion thereof, under any property policy of insurance required to be carried hereunder, shall be paid to a third-party escrow agent selected by Landlord and reasonably acceptable to Tenant (it being agreed that Landlord Mortgagee shall be deemed a reasonably acceptable escrow agent) (“Escrow Agent”), to act as escrow agent pursuant to this Lease, provided that all funds shall be held by Escrow Agent in an FDIC insured bank account located in the United States and such funds shall be held for the purpose of restoration of the Premises and made available to Tenant upon request pursuant to the procedures set forth in this Section 21 for the reasonable costs of preservation, stabilization, emergency restoration business interruption (other than any amount allocated to Rent expenses), reconstruction and repair, as the case may be, of any damage to or destruction of the Premises, or any portion thereof; provided, however, that the portion of such proceeds that are attributable to Tenant’s obligation to pay Rent shall be applied against Rent due by Tenant hereunder. All proceeds paid to Tenant shall be used first for the repair of any damage to the Premises (other than such payment of Rent). Any excess proceeds of insurance remaining after the completion of the restoration or reconstruction of the Premises to substantially the same condition as existed immediately before the damage or destruction and with materials and workmanship of like kind and quality and to Landlord’s reasonable satisfaction, shall be provided to Tenant. All salvage resulting from any risk covered by insurance for damage or loss to the Premises shall belong to Tenant. Tenant shall have the right to prosecute and settle insurance claims, provided that Tenant shall consult with and involve Landlord in the process of adjusting any insurance claims under this Section 21.

B.	Subject to customary requirements of any Landlord Mortgagee and the terms of this Section 21, Escrow Agent shall make available to Tenant the insurance proceeds for such repair and rebuilding of the Premises as it progresses (other than business interruption proceeds to be applied to Rent as aforesaid). Payments shall be made against certification of the architect responsible for the supervision of the repairs and rebuilding that the work had been performed substantially in conformance with the approved plans and specifications therefor and the value of the work in place is equal to not less than one hundred ten percent (110%) of the aggregate amount advanced by Landlord for the payment of such work. Prior to commencing the repairing and rebuilding, Tenant shall deliver to Landlord a schedule setting forth the estimated monthly draws for such work. Subject to the provisions of any applicable Landlord Mortgage, Landlord shall contribute to such payments, out of the insurance proceeds being held in trust by Landlord, an amount equal to the proportion that the total net amount so held by Landlord bears to the total estimated cost of repairing and rebuilding, multiplied by the payment by Tenant on account of such work. Landlord may, however, withhold ten percent (10%) from each payment until the work has been completed and unconditional lien releases and/or other proof has been furnished to Landlord that no lien or liability has attached, or will attach, to the applicable Building or the Property or to Landlord in connection with repairing, reconstructing and rebuilding.

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C.	If the Premises is damaged by fire or other casualty, whether or not from a risk covered by insurance, Tenant shall give Landlord prompt written notice thereof, and within thirty (30) days after the occurrence of the casualty, Tenant shall provide Landlord with a notice detailing Tenant’s good faith estimate, based on consultations with and supported by reports and recommendations of qualified architects and contractors, of the length of time (the “Estimated Repair Period”) that it will take following commencement of construction to complete the reconstruction, restoration and repair of the Premises, using customary construction techniques and assuming normal working conditions and work schedules, to reconstruct, restore or repair the Premises in accordance with the terms of this Section 21. In such event, Rent shall continue unabated. Tenant waives any statutory rights of termination which may arise by reason of any damage or destruction of the Premises but such waiver shall not affect any contractual rights granted to Tenant under this Section 21.

D.	In the event of a fire or other casualty and this Lease is not terminated under and in accordance with Section 21.C above or Section 21.F below, Tenant shall, at its expense regardless of the amount of any such damage or destruction and whether or not the insurance proceeds attributable such damage or destruction made available to Tenant, if any, shall be sufficient for the purpose, cause the Premises to be repaired, restored and replaced in accordance with all Law, this Section 21.C, as expeditiously as practicable using reasonable diligence to a condition as nearly as practicable to that which existed immediately prior to occurrence of the fire or other casualty and otherwise in a good workmanlike manner, using new materials of like quality.

E.	Except with respect to the termination of this Lease pursuant to Section 21.G herein, no damage or destruction of the Premises as a result of fire or any other hazard, risk or casualty whatsoever shall relieve Tenant from Tenant’s liability to pay the full Rent payable under this Lease.

F.	The provisions of this Lease, including this Section 21 constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, and any Law with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any similar or successor Laws now or hereinafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises.

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G.	Notwithstanding the foregoing, if the Premises are substantially damaged (to the extent of seventy-five (75%) percent or more of the replacement cost, as certified by Tenant’s architect or engineer) or rendered wholly unusable, by fire or other casualty, within the last twenty-four (24) months of the Term, then in any such event, Tenant may elect to terminate the Lease by written notice to Landlord given within ninety (90) days after such fire or casualty. In such event, the date for the expiration of this Lease shall be the date in which Landlord is paid by Tenant (whether with the insurance proceeds and/or its own funds) the sum equal to the replacement costs for the Building (excluding the replacement costs of Tenant’s Personal Property). Upon such date, the Term shall expire as fully and completely as if it were the Expiration Date. Any Rent owing shall be paid up to such termination date, and any payments of Rent made by Tenant that were on account of any period subsequent to such date shall be returned to Tenant.

22.         CONDEMNATION.

A.	Tenant and Landlord shall promptly give the other written notice upon knowledge of the actual or threatened commencement of any condemnation or eminent domain proceeding or other governmental taking affecting the Premises, and, to the extent not otherwise received, shall deliver to the other copies of any and all papers served in connection therewith. Subject to the remainder of this Section 22 if during the Term all or any part of the Premises shall be taken for any public or any quasi-public use under any statute or by right of eminent domain or by private purchase in lieu thereof, all compensation awarded or paid as a result thereof shall belong to and be the property of Landlord without any participation by Tenant and without any deduction therefrom for any estate hereby vested in or owned by Tenant and Tenant hereby irrevocably assigns to Landlord any award or payment to which Tenant may be or become entitled by reason of any taking of the Premises or any part thereof, subject to the other provisions of this Section 22. Landlord shall have the exclusive power to collect, receive and retain any such award proceeds and to make any compromise or settlement in connection with such award, subject to Landlord’s making available any award for Tenant’s restoration obligations hereunder. Nothing herein shall be deemed to preclude Tenant from prosecuting any claim directly against the condemning authority in such condemnation proceeding for loss of business or depreciation to, damage to or cost of removal of, or for value of, stock, trade fixtures, furniture, machinery, equipment and other personal property belonging to Tenant, provided that no such claim shall diminish or otherwise adversely affect Landlord’s award. Tenant agrees to execute any and all further documents that may be required in order to facilitate collection by Landlord of any and all awards. Tenant, in cooperation with Landlord, shall have the right to participate in any condemnation proceedings for the purpose of protecting Tenant’s interest hereunder.

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B.	If during the Term all or substantially all of the Premises shall be taken for any public or any quasi-public use under any statute or by right of eminent domain or by private purchase in lieu thereof, then Tenant may, not later than thirty (30) days after any such taking, give notice to Landlord of its intention to terminate this Lease on any business day specified in such notice which shall be any date from and after the effective date of such taking. In such event, this Lease shall terminate on the date set forth in the notice provided by Tenant and upon such termination neither party shall have any obligation to the other under this Lease. A taking of substantially all of the Premises under this Section 22.B shall be deemed to have occurred if (i) fifty percent (50%) or more of the square footage of the Premises shall have been subject to a taking, (ii) ten percent (10%) or more of the square footage of the Building shall have been subject to a taking, or (iii) there shall have been a loss of access, ingress or egress, parking capacity or any other appurtenance reasonably necessary for the operation of the Premises substantially in the manner in which it had previously been operated and there is no reasonably equivalent replacement therefor available to Tenant (at a reasonable cost).

C.	If during the Term all or any part of the Premises shall be taken for any public or any quasi-public use under any statute or by right of eminent domain or by private purchase in lieu thereof and if the Lease is not terminated pursuant to Section 22.B as expressly provided in Section 22.B, then this Lease shall continue in full effect without abatement or reduction of Rent or other sums payable by Tenant under this Lease (except to the limited extent provided below), notwithstanding such taking or private purchase. Tenant shall, promptly after any such taking and at its expense (regardless of whether any awards are available as a result of such taking), repair any damage caused by any such taking in accordance with this Section 22 and so that, after the completion of such repair, the Premises shall be, as nearly as possible, in a condition as good as the condition thereof immediately prior to such taking, reasonable wear and tear, and damage from fire or other casualty excepted. In the event of any such lesser taking as described in this Section 22.C, all of the net award collected by Landlord pursuant to Section 22.A shall be held by Landlord or Landlord’s Mortgagee and applied and paid over toward the cost of repair of damage due to such taking against certificates of Tenant, signed by an authorized officer of Tenant, delivered to Landlord from time to time as such repair progresses or is completed, each such certificate describing such repair for which Tenant is requesting payment, the cost incurred by Tenant in connection therewith and stating that Tenant has not theretofore received payment for such repair. If such proceeds are not made available to Tenant, Tenant shall have no obligation to make such repair and, in such event, Tenant shall have the option to terminate this Lease upon no less than thirty (30) days prior notice to Landlord. If the cost of repairs shall exceed the net award collected by Landlord, Tenant shall pay the deficiency. Any balance remaining in the hands of Landlord after payment of such costs of demolition, repair and restoration shall be split by Landlord and Tenant such that Tenant shall retain an amount equal to such balance multiplied by a fraction, where the numerator is the number of years remaining in the Term divided by the number of years of the Term and the Landlord shall retain the remainder of such balance.

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D.	If the use or occupancy of the Premises or any portion thereof shall be temporarily requisitioned by any governmental authority, civil or military, then this Lease shall continue in full effect notwithstanding such requisition, without abatement or reduction of Rent or other sums payable by Tenant hereunder, and Tenant shall be entitled to receive the entire net award payable by reason of such temporary requisition.

23.         INDEMNIFICATION.

A.	Notwithstanding the existence of any insurance required to be provided hereunder (but not in duplication thereof), and without regard to the policy limits of any such insurance, and in addition to and not in limitation of any other indemnity provided in this Lease, and subject to the provisions of Section 23.B, Tenant shall protect, indemnify, defend and hold all Landlord Indemnified Parties harmless from and against any and all liabilities, obligations, claims, damages, penalties, causes of action, losses, costs, fees and expenses, including without limitation reasonable counsel fees and court costs, to the maximum extent permitted by Law, imposed upon, asserted against, suffered or incurred by any Indemnified Party directly or indirectly by reason of any claim, suit or judgment obtained or brought by or on behalf of any person or persons against any Landlord Indemnified Party, for damage, loss or expense due to, but not limited to, bodily injury or property damage sustained by such person or persons, which arise out of, are occasioned by, or are in any way attributable to the following events: (i) Tenant’s use and occupancy of the Premises; (ii) the conduct of Tenant’s business; (iii) any activity, work or thing done or permitted by Tenant in or about the Premises; (iv) the condition of the Premises; (v) any breach or default in the performance of any obligation to be performed by Tenant beyond the expiration of any applicable notice and cure periods under the terms of this Lease or arising from any act, neglect, fault or omission of Tenant or Tenant’s Representatives; or (vi) any accident, injury to or death of any person or damage to any property howsoever caused in or on the Premises, except to the extent that any of such claims, actions, demands, judgments, damages, liabilities or expenses arise from or are caused by the gross negligence or willful misconduct of Landlord and/or any Landlord Indemnified Parties. Tenant, at its expense, shall contest, resist and defend any such claim, action or proceeding asserted or instituted against any Landlord Indemnified Party (“Landlord Claim”). If at any time a Landlord Indemnified Party shall have received written notice of or shall otherwise be aware of any Landlord Claim which is subject to indemnity under this Section 23.A, such Landlord Indemnified Party shall give reasonably prompt written notice of such Landlord Claim to Tenant; provided, that, except to the extent Tenant is prejudiced in its defense of such Landlord Claim, (I) such Landlord Indemnified Party shall have no liability for a failure to give notice of any Landlord Claim and (II) the failure of such Landlord Indemnified Party to give such a notice to Tenant shall not limit the rights of such Landlord Indemnified Party or the obligations of Tenant with respect to such Landlord Claim. Landlord shall have the right to reasonably control the defense or settlement of any Landlord Claim. Tenant’s liability under this Section 23 shall survive the expiration or earlier termination of this Lease.

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B.	Except to the extent prohibited by Law, caused by the negligence or willful misconduct of Landlord and/or any Landlord Indemnified Parties or subject to indemnification by Landlord under this Lease, Tenant hereby expressly releases Landlord, and Landlord Mortgagee and all other Landlord Indemnified Parties from, and waives all claims for, damage or injury to person, theft, loss of use of or damage to property and loss of business sustained by Tenant and resulting from the Premises, including the Building, Property, Personal Property or Tenant’s Personal Property or any part thereof or any equipment therein or appurtenances thereto becoming in disrepair, or resulting from any damage, accident or event in or about the Premises. Without limiting the generality of the foregoing, this Section 23.B shall apply particularly, but not exclusively, to flooding, damage caused by Building equipment and apparatuses, water, snow, frost, steam, excessive heat or cold, broken glass, sewage, gas, odors, excessive noise or vibration, death, loss, conversion, theft, robbery, or the bursting or leaking of pipes, plumbing fixtures or sprinkler devices.

C.	Except as otherwise set forth herein, Landlord shall protect, indemnify, defend and hold Tenant and the Tenant Indemnified Parties harmless from and against any and all liabilities, obligations, claims, damages, penalties, causes of action, losses, costs, fees and expenses, including without limitation reasonable counsel fees and court costs, to the maximum extent permitted by Law, imposed upon, asserted against, suffered or incurred by any Tenant Indemnified Party directly or indirectly by reason of any claim, suit or judgment obtained or brought by or on behalf of any person or persons against Tenant, for damage, loss or expense due to bodily injury or property damage sustained by such person or persons, which arise out of, are occasioned by, or are in any way attributable to Landlord or Landlord’s Representatives’ gross negligence or willful misconduct during Landlord’s entry of the Premises to perform any of its obligations during the Term. In the event any action or proceeding shall be brought against Tenant by reason of any such claim, Landlord shall defend the same at Landlord’s expense by counsel reasonably satisfactory to Tenant.

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24.         ASSIGNMENT AND SUBLETTING.

A.	Subject to Section 54 below, Landlord shall have the right to sell or convey the Premises subject to this Lease or to assign its right, title and interest as Landlord under this Lease in whole or in part to any person or entity, other than to a Competitor of Tenant. In the event of any such sale or assignment other than a security assignment, Tenant shall attorn to such purchaser or assignee and Landlord shall be relieved, from and after the date of such transfer or conveyance, of liability for the performance of any obligation of Landlord contained herein, except for obligations or liabilities accrued prior to such assignment or sale.

B.	Except as otherwise specifically set forth in this Lease, Tenant shall not have the right, to sell, assign, mortgage or transfer in any manner this Lease or any estate or interest hereunder, or sublet the Premises or any part thereof (each a “Transfer”) without the prior written consent of Landlord. Tenant shall have the right to assign this Lease without Landlord’s prior consent, provided that (w) neither such assignee nor any of its constituent owners or Affiliates is a Prohibited Person, (x) such assignee assumes in writing all of the obligations of Tenant hereunder arising from and after the date of such assignment, (y) such assignee (or the direct principals of such assignee) has the financial and operational capabilities to assume and carry out all of the obligations of Tenant hereunder (as reasonably determined by Landlord), and (z) Landlord approves such assignment, such approval not to be unreasonably withheld, conditioned or delayed. In the event of any Transfer, Tenant nevertheless shall remain primarily liable for the payment of Rent and for the performance of all of Tenant’s obligations and covenants hereunder, except as specifically set forth in Section 24.C below. In the event of an assignment of this Lease, the assignee shall assume the due performance of Tenant’s obligations under this Lease. No assignment shall be valid or effective in the absence of such assumption. A true copy of such assignment and the original assumption agreement shall be delivered to Landlord on the effective date of such assignment.

C.	Without limiting the generality of Section 24.B above, and notwithstanding any other term or condition of this Lease, Tenant shall have the right, without the prior consent of Landlord, to assign this Lease to any bank or other Financial Services Institution that acquires all or substantially all of the assets or stock of Tenant by merger, acquisition, purchase or otherwise (such acquiring entity is herein are referred to as a “Successor Bank”. In the event of an assignment to a Successor Bank, Tenant shall be released from the duties and obligations of Tenant arising under this Lease after the effective date of the assignment, provided that such Successor Bank shall assume in writing or by operation of law the duties and obligations of Tenant arising under this Lease prior to and after the effective date of such assignment.

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D.	Notwithstanding the foregoing, no interest in Tenant, or in any individual or person owning directly or indirectly any interest in Tenant, shall be transferred, assigned or conveyed to any individual or person whose property or interests are subject to being blocked under any of the OFAC Laws and Regulations and/or who is in violation of any of the OFAC Laws and Regulations, and any such transfer, assignment or conveyance shall not be effective until the transferee has provided written certification to Tenant and Landlord that (A) the transferee or any person who owns directly or indirectly any interest in transferee, is not an individual or entity whose property or interests are subject to being blocked under any of the OFAC Laws and Regulations or is otherwise in violation of the OFAC Laws and Regulations, and (B) the transferee has taken reasonable measures to assure than any individual or entity who owns directly or indirectly any interest in transferee, is not an individual or entity whose property or interests are subject to being blocked under any of the OFAC Laws and Regulations or is otherwise in violation of the OFAC Laws and Regulations; provided, however, the covenant contained in this sentence shall not apply to any person to the extent that such person’s interest is in or through a U.S. Publicly-Traded Entity.

E.	Any Transfer requiring Landlord’s consent shall not relieve Tenant, or any person claiming by, through or under Tenant, of the obligation to obtain the consent of Landlord, pursuant to this Section 24, to any further Transfer. In the event of a sublease, if there exists an Event of Default, Landlord may collect rent from the subtenant without waiving any rights under this Lease while such Event of Default is continuing. Any rent Landlord may collect from any such subtenant will be first applied to the Rent due and payable under this Lease and any other amounts then due and payable and then applied to the Rent as it becomes due and payable under this Lease. The collection of the Rent and any other sums due and payable under this Lease, from a person other than Tenant shall not be a waiver of any of Landlord’s rights under this Section 24.E, an acceptance of assignee or subtenant as Tenant, or a release of Tenant from the performance of Tenant’s obligations under this Lease.

F.	No Transfer shall impose any additional obligations on Landlord under this Lease. Tenant shall reimburse Landlord (and Landlord’s Mortgagee, if applicable) for Landlord’s reasonable costs and expenses (including reasonable attorneys’ fees) incurred in conjunction with the reviewing and processing and documentation of any Transfer; provided, in no event shall such reimbursable costs exceed $2,500.00 for Landlord’s approval or $5,000.00 in the aggregate for both Landlord’s and Landlord’s Mortgagee’s approval.

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G.	Tenant shall have the right to enter into subleases, licenses or other occupancy agreements with respect to all or a portion of the Premises in the ordinary course of Tenant’s use and operation of the Property as a commercial office building, medical office building, bank branch for a Financial Services Institution, as well as any other uses currently permitted pursuant to the Existing Leases, provided that (i) Tenant remains primarily liable for all of the duties and obligations under this Lease, and (ii) the term of such sublease or license or other occupancy agreement would not extend beyond the Expiration Date of this Lease (or any renewal or extension thereof, which has been exercised by Tenant pursuant to Section 48 below). Landlord acknowledges and agrees that Tenant’s entry into any sublease, license or other occupancy agreement pursuant to this Section 24.G shall not, in and of itself, constitute a violation of Section 4.B hereinabove. Upon the request of Tenant, Landlord shall enter into a Sublease Non-Disturbance Agreement with any permitted subtenant of a material portion of the Building in accordance with the terms hereof. The term "Sublease Non-Disturbance Agreement" shall mean a non-disturbance agreement between Landlord and a subtenant, in reasonable and customary form, in which Landlord agrees, under customary terms and conditions, to recognize subtenant's sublease upon the expiration or sooner termination of this Lease.

25.         LIENS.

Tenant will not, directly or indirectly, create or permit to be created or to remain, and will promptly discharge, at its expense, any mechanic’s, supplier’s or vendor’s lien, encumbrance or charge on the Premises or any part hereof. The existence of any mechanic’s, supplier’s or vendor’s lien, or any right in respect thereof, shall not constitute a violation of this Section 25 if payment is not yet due upon the contract or for the goods or services in respect of which any such lien has arisen or, if Tenant is protesting or challenging such lien in good faith and has, within thirty (30) days after Tenant receives actual notice of such lien, bonded over such lien. Nothing contained in this Lease shall be construed as constituting the consent or request of Landlord, expressed or implied, of any contractor, subcontractor, laborer, materialman or vendor to or for the performance of any labor or services or the furnishing of any materials for any construction, alteration, addition, repair or demolition of or to the Premises or any part thereof, and any such contractor, subcontractor, laborer, materialman or vendor shall look solely to Tenant and Tenant’s interest in the Premises to secure the payment of any bills for any labor, services, or materials furnished. Notice is hereby given that Landlord will not be liable for any labor, services or materials furnished or to be furnished to Tenant, or to anyone holding the Premises or any part through or under Tenant, and that no mechanic’s or other liens for any such labor, services or materials shall attach to or affect the interest of Landlord in and to the Premises. If Tenant has not removed any such lien or other encumbrance described above within thirty (30) days after written notice thereof to Tenant, Landlord may, but shall not be obligated to, pay the amount of such lien or other encumbrance or discharge the same by deposit, and the amount so paid or deposited shall constitute and be collectible with interest at the Default Rate. Landlord hereby consents to the granting of a lien or security interest on the fixtures, furnishings, trade fixtures, furniture, computers, telephone systems, machinery, equipment and other of Tenant’s Personal Property installed or placed on the Premises by Tenant in connection with any credit facility that Tenant has or may have during the Term hereof, and Tenant shall give Landlord written notice of any such lien.

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26.         TENANT’S DEFAULT.

Each of the following events shall be deemed to be an “Event of Default” under this Lease: (i) failure to pay Rent or any other monetary obligation as and when due, and such failure continues for ten (10) business days after Tenant’s receipt of Landlord’s written notice thereof; (ii) Tenant vacates or abandons the Premises in violation of Section 4.B hereinabove; (iii) Tenant becomes insolvent, makes an assignment for the benefit of creditors, or institutes a proceeding under state or federal bankruptcy laws (or successor laws) or Tenant shall be adjudged bankrupt or insolvent in proceedings filed against Tenant; (iv) a writ of attachment or execution is levied on this Lease, or a receiver is appointed with authority to take possession of the Premises, which attachment, execution or receiver is not removed within thirty (30) days of filing or appointment of a receiver; (v) Tenant shall be liquidated or dissolved; (vi) Tenant shall violate Section 25 hereof; (vii) the estate or interest of Tenant in the Premises or any part thereof shall be levied upon or attached in any proceeding relating to more than Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00), and the same shall not be vacated, discharged or stayed pending appeal (or bonded or otherwise similarly secured payment) within the earlier of ninety (90) days after commencement thereof or sixty (60) days after receipt by Tenant of notice thereof from Landlord or any earlier period provided by law for obtaining any stay pending appeal or to prevent foreclosure or sale; provided, however, that such notice shall be in lieu of and not in addition to any notice required under applicable law; (viii) Tenant fails to maintain any insurance required by this Lease and the same is not cured within five (5) business days after Notice from Landlord; (ix) failure by Tenant to perform any other covenant, agreement or undertaking of the Tenant contained in this Lease if the failure to perform is not cured within thirty (30) days after Tenant’s receipt of Landlord’s written notice thereof; provided, however, if the breach cannot reasonably be cured within thirty (30) days, Tenant shall not be in default if Tenant commences to cure the breach within thirty (30) days of receipt of Landlord’s written notice and diligently and in good faith continues to prosecute the cure of said breach to completion within one hundred and eighty (180) days of receipt of Landlord’s written notice of such breach, subject to extension for reasons due to Force Majeure, and (x) a monetary event of default beyond all applicable notice and cure periods by Tenant under subsection 26(i), (iii) or (v) of a lease agreement by and between Landlord and Tenant dated on or about the date hereof in substantially the same form as this Lease (each, a “Portfolio Lease”), or the subsection thereof analogous to Section 26(i), (iii) and (v) hereof, and, in addition to any applicable notice given by Landlord to Tenant resulting in such event of default under the applicable Portfolio Lease, Landlord has provided to Tenant an additional written notice specifying a default by Tenant under this Section 26(x), and Tenant has failed to cure the same within fifteen (15) business days thereafter; provided (I) it shall be deemed an event of default by Tenant under a Portfolio Lease for purposes of this Section 26(x) only if there is an event of default beyond all applicable notice and cure periods by the tenant under such Portfolio Lease and such tenant is the Tenant hereunder or any Affiliate thereof and (II) it shall not be an Event of Default under this Section 26(x) if the landlord under such Portfolio Lease is not Landlord (i.e. [____________________]) or an Affiliate thereof.

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27.         REMEDIES OF LANDLORD.

A.	Upon the occurrence of any Event of Default, Landlord shall have the option to pursue any one or more of the following remedies as well as any other remedy available at Law or in equity for such Event of Default: (i) terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord; (ii) upon entry of a court order, enter upon and take possession of the Premises without terminating this Lease and without being liable for prosecution or claim for damages, and relet, upon reasonable terms, all or a portion of the Premises (if Landlord elects to enter and relet the Premises, Landlord may at any time thereafter elect to terminate this Lease); (iii) sue periodically to recover damages during the period corresponding to the portion of the Term for which suit is instituted, and if Landlord elects to sue and is successful in such suit, Landlord shall be entitled to recover all costs and expenses of such suit, including reasonable attorneys’ fees, together with interest at the Default Rate; (iv) subject to Section 17, re-enter the Premises or any portion thereof and attempt to cure any default of Tenant, or make any such payment or perform such act for the account of and at the expense of Tenant, in which event Tenant shall, upon demand, reimburse Landlord as additional Rent for all reasonable costs and expenses which Landlord incurs to cure such default, together with interest at the Default Rate accruing from the date such costs and expenses were incurred, and Tenant agrees that no such entry or action by Landlord shall constitute an actual or constructive eviction or repossession, without Landlord’s express intention to do so as expressed in writing, and no such entry shall be deemed an eviction of Tenant; (v) to accelerate and recover from Tenant all rent and other monetary sums scheduled to become due and owing under this Lease after the date of such breach for the entire original scheduled Term; and (vi) enforce the provisions of this Lease by a suit or suits in equity or at law for the specific performance of any covenant or agreement contained herein, or for the enforcement of any other appropriate legal or equitable remedy. Tenant shall reimburse Landlord for any reasonable out-of-pocket expenses which Landlord actually incurs in complying with the terms of this Lease on behalf of Tenant, together with interest at the Default Rate.

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B.	If Landlord elects to terminate this Lease, Landlord shall be entitled to recover from Tenant all Rent accrued and unpaid for the period up to and including such termination date, as well as all other additional Rent payable by Tenant, or for which Tenant is liable or for which Tenant has agreed to indemnify Landlord, which may be then owing and unpaid, and all reasonable costs and expenses, including court costs and reasonable attorneys’ fees incurred by Landlord in the enforcement of its rights and remedies hereunder, together with interest at the Default Rate. In addition, Landlord shall be entitled to recover as damages for loss of the bargain and not as a penalty (1) the aggregate sum which at the time of such termination represents the excess, if any, of the present value of the aggregate Rent which would have been payable after the termination date had this Lease not been terminated for the remainder of the Term or Renewal Term, as applicable, during which such termination occurred, over the then present value of the then aggregate fair rent value of the Premises for the balance of the Term or Renewal Term, as applicable, such present value to be computed in each case on the basis of the rate of U.S. Treasury Bills with the closest maturity date correlating with the amount of time left in the Term had this Lease not been terminated, and (2) any damages in addition thereto, including without limitation reasonable attorneys’ fees and court costs, which Landlord sustains as a result of the breach of any of the covenants of this Lease other than for the payment of Rent, and interest at the Default Rate.

C.	Unless required by applicable Law, Landlord shall have no obligation to mitigate damages upon the occurrence of an Event of Default. However, if Landlord is required by applicable Law to mitigate Tenant’s damages, Landlord’s obligation shall be satisfied in full if Landlord undertakes to lease the Premises (the “Repossessed Premises”) to another tenant (a “Substitute Tenant”) in accordance with the following criteria: (1) Landlord shall have no obligation to solicit or entertain negotiations with any other prospective tenants for such Repossessed Premises until Landlord obtains full and complete possession of such Repossessed Premises including, without limitation, the final and unappealable legal right to relet such Repossessed Premises free of any claim of Tenant; (2) Landlord shall not be obligated to lease or show such Repossessed Premises, on a priority basis, or offer such Repossessed Premises to a prospective tenant when other premises in the applicable Building or any other building owned by Landlord suitable for that prospective tenant’s use are (or will be) available; (3) Landlord shall not be obligated to lease such Repossessed Premises to a Substitute Tenant for a rent less than the current fair market rent then prevailing for similar uses in Comparable Buildings for such Repossessed Premises, nor shall Landlord be obligated to enter into a new lease under other terms and conditions that are unacceptable to Landlord under Landlord’s then current leasing policies for comparable space in the applicable Building or for Building in the vicinity; (4) Landlord shall not be obligated to enter into a lease with a Substitute Tenant whose use would: (i) violate any restriction, covenant, or requirement contained in the lease of another tenant of the applicable Building; or (ii) adversely affect the reputation of the applicable Building; and (5) Landlord shall not be obligated to enter into a lease with any proposed Substitute Tenant which does not have, in Landlord’s reasonable opinion, sufficient financial resources to operate such Repossessed Premises in a manner consistent with Comparable Buildings and to fulfill all of the obligations in connection with the lease thereof as and when the same become due. No reletting shall be construed as an election on the part of Landlord to terminate this Lease unless a written notice of such intention is given to Tenant by Landlord. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for such previous default and/or exercise its rights under Section 27.A and Section 27.B.

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D.	Pursuit of any of the above stated remedies by Landlord after an Event of Default shall not preclude pursuit of any other remedy provided in this Lease or Law or equity, nor shall pursuit of any remedy constitute forfeiture or waiver of any payment due to Landlord. No waiver by Landlord of any violation or breach of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other violation or breach of any of the terms, provisions and covenants herein contained. Forbearance by Landlord to enforce one or more of the remedies herein provided upon an Event of Default shall not be deemed or construed to constitute a waiver of any other violation or default. Notwithstanding the foregoing, Tenant shall not be responsible for any consequential, indirect, speculative or punitive damages of Landlord.

28.         TENANT TERMINATION RIGHT.

Tenant shall have the right to terminate this Lease effective as of any date on or after the 12 year anniversary of the Commencement Date, upon no less than one hundred eighty (180) days prior written notice to Landlord, which notice shall state the date in which Tenant intends to terminate the Lease (the “Early Termination Date”). In no event shall Tenant be obligated to pay any termination fee, penalty or the like in connection with Tenant’s exercise of its early termination option pursuant to this Section 28. Upon Tenant’s exercise of the early termination option pursuant to this Section 28, Tenant shall surrender the Premises in accordance with the requirements of this Lease and the Lease shall terminate on the Early Termination Date as if such date were the Expiration Date, subject to any surviving obligations of the parties provided herein.

29.         LANDLORD IMPROVEMENTS.

In the event Tenant desires that Landlord make capital improvements to the Premises pursuant to this Section 29 (the “Landlord Improvements”), Tenant shall submit a written request to Landlord, which details the proposed scope and cost of such Landlord Improvements (a “Landlord Improvement Request”). In the event Landlord elects, in its sole discretion, to make such Landlord Improvements, Landlord shall notify Tenant in writing within thirty (30) days after receipt of the Landlord Improvement Request, and that if Landlord does not respond within such thirty (30) day period, Landlord shall be deemed to have rejected the Landlord Improvement Request. If Landlord accepts the Landlord Improvement Request, Landlord and Tenant shall use good faith commercially reasonable efforts to agree on the scope of such Landlord Improvements, including plans and specifications (which shall be at Tenant’s sole cost and expense) (the “Scope of Landlord Work”). In the event Landlord and Tenant agree on the Scope of Landlord Work, Landlord shall complete the Landlord Improvements substantially in accordance with the agreed upon Scope of Landlord Work and Exhibit “C.” Upon substantial completion of the Landlord Improvements, (i) Landlord shall reimburse Tenant for the documented out-of-pocket costs of the plans and specifications and (ii) the annual Base Rent shall thereafter increase by an amount equal to the product of (A) seven percent (7%), multiplied by (B) the actual out-of-pocket cost of the Landlord Improvements (including the reimbursement to Tenant for the cost of the plans and specifications pursuant to clause (i)), and such additional Base Rent thereafter shall increase annually at the same rate as the balance of the Base Rent (i.e., two percent (2%)).

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30.         INTENTIONALLY OMITTED.

31.         SUBORDINATION/ATTORNMENT.

A.	Landlord Mortgage. Landlord may mortgage its fee interest in the Premises, at any time, and from time to time, in accordance with the terms hereof. Notwithstanding anything to the contrary contained herein, Landlord and Tenant agree that this Lease shall be subordinate to any Landlord Mortgage and the rights of any Landlord’s Mortgagee; provided, however, that as a condition precedent to the effectiveness of this subordination provision, Landlord shall cause the Landlord Mortgagee to (a) enter into a subordination, non-disturbance and attornment agreement (“SNDA”) with Tenant on the Landlord Mortgagee’s standard form of SNDA, subject to reasonable modifications requested by Tenant, and (b) expressly provide in the Landlord Mortgage or SNDA that notwithstanding the Landlord Mortgage’s priority over the Lease pursuant to this Section 31.A, for so long as Tenant is not in default under this Lease beyond any applicable grace or cure periods, neither the Landlord Mortgagee nor its successors and assigns shall have the right terminate this Lease (other than pursuant to its terms). Notwithstanding the foregoing, Tenant shall be permitted utilize all available insurance proceeds to reconstruct any improvements located at the Property, subject to and in accordance with the terms of Section 21 above.

B.	Intentionally Deleted.

C.	For the purposes of this Lease, the following definitions shall apply:

“Landlord Mortgage” shall mean any financing obtained by Landlord, as evidenced by any mortgage, deed of trust, assignment of leases and rents, financing statement or other instruments, and secured by the interest of Landlord in the Property, including any extensions, modifications, amendments, replacements, supplements, renewals, refinancings and consolidations thereof.

“Landlord Mortgagee” shall mean the mortgagee (and its successors and assigns) under any Landlord Mortgage.

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32.         ESTOPPEL CERTIFICATE.

A.	At any time, and from time to time, Tenant shall, promptly and in no event later than fifteen (15) business days after a request from Landlord, execute, acknowledge and deliver to Landlord a certificate in the form attached hereto as Exhibit “C” or such other mutually reasonably acceptable form from Landlord (solely to the extent such alternative form is required from an assignee or Landlord Mortgagee) certifying:(i) that Tenant has accepted the Premises (or, if Tenant has not done so, that Tenant has not accepted the Premises, and specifying the reasons therefor); (ii) that this Lease is in full force and effect and has not been modified (or if modified, setting forth all modifications), or, if this Lease is not in full force and effect, the certificate shall so specify the reasons therefor; (iii) the commencement and expiration dates of the Term, including the terms of any extension options of Tenant; (iv) the date to which the rentals have been paid under this Lease and the amount thereof then payable; (v) whether there are then any existing defaults by Landlord in the performance of its obligations under this Lease, and, if there are any such defaults, specifying the nature and extent thereof; (vi) that no notice has been received by Tenant of any default under this Lease beyond any grace or cure periods which has not been cured, except as to defaults specified in the certificate; (vii) the capacity of the person executing such certificate, and that such person is duly authorized to execute the same on behalf of Tenant; (viii) that Landlord has no actual involvement in the management or control of decision making related to the operational aspects or the day-to-day operations of the Premises; and (ix) any other information reasonably requested by Landlord.

B.	Landlord agrees, when requested by Tenant, but no more frequently than once in any twelve (12) month period, to execute and deliver to Tenant a statement, to Landlord’s knowledge, (i) certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), (ii) certifying the dates to which the Base Rent and Additional Rent have been paid, and (iii) stating whether or not an Event of Default exists, and, if so, specifying each such Event of Default of which Landlord may have knowledge, it being intended that any such statement delivered pursuant hereto may be relied upon by any lenders or acquirers with whom Tenant transacts. Such statement shall be provided to Tenant by Landlord within fifteen (15) business days of Tenant’s written request.

33.         HAZARDOUS MATERIALS.

Notwithstanding anything contained herein or in the Purchase Agreement to the contrary:

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A.	Tenant covenants and agrees that it shall not cause, conduct, authorize or allow (i) the presence, generation, transportation, storage, treatment, or usage at the Premises, or any portion thereof, of any Hazardous Material in violation of or which, if left uncured by Tenant, is likely to cause liability for, or obligation of, Landlord or Tenant under Environmental Laws; (ii) a Release or threat of Release of Hazardous Material on, under, about or in the Premises in violation of Environmental Laws; or (iii) any violation of any Environmental Law at or with respect to the Premises or activities conducted thereon. For avoidance of doubt, nothing in this Section 33.A shall prohibit Tenant from using (I) such cleaning materials, pesticides, and other common household and office products, and/or (II) such materials in connection with any Fuel Tanks, Generators, UPS or the like on the Premises, solely to the extent, with respect to both of the preceding clauses (I) and (II), that any such use thereof by Tenant is in compliance with Environmental Laws.

B.	If Tenant does generate, transport, store, treat or use any Hazardous Material at the Premises in compliance with Section 33:

1.	Tenant shall, at its own cost, obtain all necessary permits and authorizations from any governmental authority and comply with all Environmental Laws;

2.	Tenant shall promptly provide Landlord with notice of any Release of Hazardous Materials in or around the Premises that Environmental Law requires to be reported to a governmental entity and copies of all material communications, permits or agreements to, from or with any governmental authority or agency (federal, state or local) relating to the Release of any Hazardous Material in or around the Premises; and

3.	Landlord and Landlord’s Representatives shall have the right upon reasonable prior notice, and subject to Section 17 and Section 18, to enter the Premises and/or conduct appropriate tests and investigations for the purpose of ascertaining that Tenant complies with all applicable Environmental Laws that relate in any way to the presence of Hazardous Materials on the Premises.

C.	If the presence, Release, threat of Release, placement on, in or around the Premises, or the generation, transportation, storage, use, treatment, or disposal at or around the Premises of any Hazardous Material by Tenant, or by any third party other than Landlord, prior to or during the term of this Lease or otherwise during Tenant’s occupancy of the Premises: (i) gives rise to liability (including, but not limited to, a response action, remedial action, or removal action) under any Environmental Law, (ii) causes a material and adverse public health effect, or (iii) pollutes or threatens to pollute the environment, or endanger human health, Tenant shall promptly take any and all remedial and removal actions required by Environmental Laws or otherwise necessary to clean up the Premises up to the applicable remedial standard applicable to the Premises given its use at the time of the remediation (i.e., for a commercial, non-residential use) and mitigate exposure to liability arising from the Hazardous Material.

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D.	Tenant shall promptly notify Landlord upon Tenant becoming aware of: (i) any enforcement, cleanup, or other regulatory action taken or threatened against either party by any governmental or regulatory authority with respect to the presence of any Hazardous Material at the Premises, or the migration thereof from or to other property, (ii) any demands or claims made or threatened by any party against either party hereto relating to any loss or injury resulting from any Hazardous Material or based on Environmental Laws, (iii) any Release of a reportable quantity of Hazardous Materials, unlawful discharge, or non-routine, improper or unlawful disposal or transportation of any Hazardous Material on or from the Premises and (iv) any matters where Tenant is required by Environmental Law to give a notice to any governmental or regulatory authority respecting any Hazardous Materials in, at, on, under or about the Premises. At such times as Landlord may reasonably request, Tenant shall provide the Landlord with a written list identifying any Hazardous Material then actually known by Tenant to be used, stored, or maintained in, on or upon the Premises. In such case, Tenant shall additionally provide Landlord with information with respect to the use and approximate quantity of each such material, a copy of any Material Safety Data Sheet issued by the manufacturer therefor, written information concerning the removal, transportation, and disposal of the same, and such other information as the requesting party may reasonably require or as may be required by the Environmental Law.

E.	Tenant shall indemnify, defend and hold Landlord and Landlord’s successors and assigns harmless, in the manner specified in Section 23.A, from and against any and all liability, claim, expense, cause of action, fines, judgments, settlements, investigation, monitoring and remediation costs, penalties, losses and damages (including reasonable attorney’s, consultant’s and contractor’s fees) resulting or arising (i) from the breach by Tenant of its covenants and agreements set forth in this Section 33, (ii) the presence, Release, placement on, in or around the Premises, or the generation, transportation, storage, use, treatment or disposal at or around the Premises of any Hazardous Materials before or during the Term by Tenant or any third party other than Landlord, Landlord’s Representatives or Landlord’s invitees, (iii) any violation of or obligation under Environmental Law before or during the Term by Tenant or any third party other than Landlord, Landlord’s Representatives or Landlord’s invitees, and (iv) from claims by governmental authorities or other third parties associated with Hazardous Materials or violations of or obligations under Environmental Laws by Tenant or any third party other than Landlord, Landlord’s Representatives or Landlord’s invitees or Hazardous Materials present at, on, under or about the Premises during the Term, including, without limitation those that were discovered during the Term which were caused prior to the Term by Tenant or its agents, representatives, employees, contractors, subcontractors, licensees or invitees or any third party other than Landlord, Landlord’s Representatives or Landlord’s invitees. The foregoing indemnity obligations shall survive the expiration or earlier termination of this Lease.

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34.         LOCKS AND SECURITY SYSTEM.

Tenant shall be permitted to install, or use in substitution, combination, cipher or proximity locks or any other locking mechanism on interior and/or exterior Premises doors. Tenant shall also be permitted to install in the Premises security systems, including, but not limited to, pass card door lock systems, camera surveillance systems and other security systems, subject to compliance with the Law. Tenant shall be responsible for the cost of any installation, maintenance or removal of any such system or systems. All such equipment and devices shall remain the personal property of Tenant and may be removed by Tenant at the Expiration Date or other earlier termination of this Lease, and Tenant shall, at Tenant’s sole cost and expense, repair any damage caused by such installation, maintenance and removal.

35.         CONFIDENTIALITY/MEDIA RELEASES.

Except as otherwise provided herein, all information communicated to Landlord or Tenant and identified in writing as “confidential” (provided, however, that for the purposes of this Lease all financial statements of Tenant shall automatically be deemed to be confidential in nature without Tenant expressly designating it as such, unless such financial statements would otherwise not constitute “confidential information” pursuant to the terms of this Section 35), shall be held by the receiving party in strict confidence, shall be used only in good-faith for purposes of this Lease and any financing of the Property, and no such information shall be disclosed by the receiving party or its representatives without the express prior written consent of Tenant or Landlord, as applicable. Notwithstanding the foregoing, (i) the receiving party may disclose confidential information to its agents, officers, directors, employees, lenders, investors, potential investors, consultants, attorneys, and representatives with a need to know (all of whom will be informed about the existence of, and shall agree to abide by, this Section 35), and (ii) confidential information shall not include information that (a) becomes generally available to the public without a breach of this Lease, (b) was available to the receiving party on a nonconfidential basis prior to its disclosure, (c) becomes available to the receiving party on a nonconfidential basis from a source other than Tenant or Landlord, or its representatives, as applicable, and not known to the receiving party to be bound by an obligation of confidentiality with respect to such information, or (d) is required to be disclosed by legal, accounting or regulatory requirements, including any disclosures required by the receiving party’s lender in connection with any securities or other filings. All media releases and public announcements by Landlord or Landlord’s Representatives relating to Tenant and Tenant’s personal and business operations, shall be coordinated with and approved in writing by Tenant prior to the release thereof, and all media releases and public announcements by Tenant or Tenant’s Representatives relating to Landlord and Landlord’s personal and business operations, shall be coordinated with and approved in writing by Landlord prior to the release thereof. Except for any announcement intended solely for internal distribution by Landlord or Tenant or any disclosure required by legal, accounting or regulatory requirements beyond the reasonable control of the disclosing party, all media releases or public announcements (including, but not limited to, promotional or marketing material) by Landlord or Tenant or either party’s employees or agents relating to this Lease or its subject matter, or including the name, trade name, trade mark, or symbol of Tenant or an Affiliate of Tenant, or Landlord or an Affiliate of Landlord, shall be coordinated with and approved in writing by the other party prior to the release thereof; provided, that nothing herein is intended to require Tenant’s consent to the identification of Tenant or the particulars of this Lease in connection with any marketing of the Premises by Landlord. Neither Landlord nor Tenant shall represent directly or indirectly that any Lease or any service provided by Landlord has been approved or endorsed by Tenant or Landlord or include the name, trade name, trade mark, or symbol or either party or its Affiliates in any lists (including lists of tenants or properties) or other communication without the identified party’s express written consent. Subject to the requirements set forth in this Section 35, Tenant acknowledges and agrees that Landlord may disclose certain information regarding this Lease and the Purchase Agreement to certain investors and potential investors in entities affiliated with Landlord.

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36.         CUSTOMER RECORDS.

Landlord is not being given, nor is Landlord expected to have access to, any records or information about Tenant’s customers that is subject to the Gramm-Leach-Bliley Act or any other applicable federal or state Law protecting the privacy of banking customers (“Customer Records”), and it is Tenant’s sole obligation to comply with any such Laws and to protect the confidentiality of its records and information relating to its customers. In the event that Landlord takes possession of any Customer Records due to a default or abandonment by Tenant, whether such Customer Records are in paper, electronic, or other format, Landlord’s sole obligation with respect to such records or information is to use commercially reasonable efforts to secure such Customer Records and to promptly notify Tenant, at Tenant’s Notice Address, of the location of such Customer Records. Notwithstanding anything to the contrary contained in this Lease, Tenant shall be entitled to take possession of such Customer Records. In no event shall the Customer Records become the property of Landlord and, in the event that Landlord is unable to return the Customer Records to Tenant, Landlord shall continue to store and maintain the Customer Records, at Tenant’s sole cost and expense; provided, in no event shall Landlord access, read or use the Customer Records for any purpose. The obligations contained in this Section 36 shall survive the expiration or sooner termination of this Lease.

37.         COMMUNICATIONS EQUIPMENT.

Tenant, in its sole and absolute discretion, may operate existing telephone, computer and communication equipment and systems and install and operate, at Tenant’s sole cost and expense, additional telephone, computer and communications equipment and other systems on the Building from time to time. Notwithstanding the foregoing, any such installations shall comply with the Law, and the design specifications, location and other reasonable requirements of Landlord. There will be no additional charge for any communication equipment currently located or to be located in the future on the roof of the Building or anywhere else on, in, under or above the Premises. Tenant agrees to repair any damage arising out of the installation, operation or removal of any communications equipment on or within the Premises. Tenant shall also have the right to use the roof riser space of the Building. Landlord hereby waives the right to any revenue that may be generated as a result of the use of the roof by Tenant or any other third-parties pursuant to the terms of the Lease during the Term.

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38.         FORCE MAJEURE.

Neither Landlord nor Tenant shall be deemed to be in default of this Lease if such default is due to acts of God, acts of the public enemy, acts of governmental authority (provided, however, that such party substantially complies with applicable Law and cooperated with the requirements of such governmental authority regarding approvals, permitting, registration, licensing, or similar legal requirements for the conduct of Tenant or Landlord’s business or the construction on or operation of all or any portion of the Premises), or any other circumstances which are not within the respective party’s control (“Force Majeure”); provided, that this provision shall not apply to failures by either party to pay their respective monetary obligations to the other under this Lease.

39.         SIGNAGE.

Landlord hereby approves all signage of Tenant currently existing at the Premises. To the extent not already present, Tenant shall have the right, at Tenant’s sole cost and expense, to install and maintain signage anywhere on the facade of the Building and/or elsewhere on the Premises, including, but not limited to, any pylon or monument sign(s) thereon; provided, however, that all such installations shall be in compliance with applicable Law. Upon expiration or termination of this Lease, Tenant shall remove any signage then existing on the Premises (but not any pylon, frame or monument on which the sign is placed), and Tenant shall be solely responsible for the repair of any damage caused by such removal. Tenant agrees to maintain, repair, and replace each and every sign in a manner consistent with Comparable Buildings and to repair any damage caused by the installation, maintenance or removal of any such sign.

40.         HOLDING OVER.

Except as set forth below, if Tenant continues to occupy the Premises after the expiration or other termination of this Lease or the termination of Tenant’s right of possession with respect to the Premises, such occupancy shall be that of a tenancy at sufferance. Tenant shall, throughout the entire holdover period, be subject to all the terms and provisions of this Lease (other than provisions relating to length of the Term); provided, in such event, for the first sixty (60) days of such holdover, monthly Base Rent will remain the then applicable Base Rent payable during the last month of the Term and any other sums due under this Lease will be payable in the amount and at the times specified in this Lease (all of which shall be prorated on a per diem basis for any partial month); and thereafter, for the next sixty (60) days, the monthly Base Rent will be increased to an amount equal to one hundred twenty-five (125%) percent of the monthly Base Rent payable during the last month of the Term, and any other sums due under this Lease will be payable in the amount and at the times specified in this Lease (all of which shall be prorated on a per diem basis for any partial month); and thereafter monthly Base Rent will be increased to one hundred fifty (150%) percent of the monthly Base Rent payable during the last month of the Term, and any other sums due under this Lease will be payable in the amount and at the times specified in this Lease (all of which shall be prorated on a per diem basis for any partial month). Tenant shall pay such rents without the requirement for demand or notice by Landlord to Tenant demanding delivery of possession of the Premises (but Additional Rent shall continue as provided in this Lease), which sum shall be payable in advance on the first day of each month, and such tenancy shall continue until terminated by Landlord by notice to Tenant given at least thirty (30) days prior to the intended date of termination, or until Tenant shall have given to Landlord, at least thirty (30) days prior to the intended date of termination, a written notice of intent to terminate such tenancy, which termination date must be as of the end of a calendar month. The time limitations described in this Article 40 shall not be subject to extension for Force Majeure. The provisions of this Article 40 shall not be construed to relieve Tenant from liability to Landlord for damages resulting from any such holding over if such holder exceeds a period of thirty (30) days, or preclude Landlord from implementing summary dispossess proceedings, so long as Landlord advises Tenant as to the potential liability for such damages at least thirty (30) days prior to the Expiration Date; provided, in no event shall Tenant be liable to Landlord for any consequential, special or punitive damages as a result of any holdover tenancy hereunder. The provisions of this Article 40 shall survive the expiration or sooner termination of this Lease.

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41.         FINANCIAL STATEMENTS.

Within 120 days after the end of each fiscal year of Tenant, Tenant shall deliver to Landlord internally certified financial statements with sufficient details in order for Landlord to reasonably ascertain the then current financial condition of Tenant and shall include a balance sheet, profit and loss statement, statement of changes in financial condition and all other related schedules for the fiscal period then ended, if the Tenant ceases to file Consolidated Reports of Condition and Income for A Bank With Domestic Offices Only report – FFIEC 041 (the “Call Report”) with the Federal Financial Institutions Examination Council (“FFIEC”) on a quarterly basis or that the Call Report ceases to become publicly available on FFIEC’s website.

42.         QUIET ENJOYMENT.

So long as Tenant is not in default under this Lease beyond the expiration of any applicable notice and cure periods, Tenant shall quietly have and enjoy the Premises throughout the Term, and any renewals and extensions thereof, without hindrance or disturbance by Landlord or by anyone claiming by, from, through or under Landlord subject, however, to the exceptions, reservations and conditions in this Lease and the terms of any SNDA.

43.         NOTICES.

Any notice, demand, request, or other communication that any party hereto may be required or may desire to give hereunder shall be in writing and shall be deemed properly given (a) if hand delivered, when delivered; (b) if mailed by United States Certified Mail (postage prepaid, return receipt requested), three (3) business days after mailing; (c) if by Federal Express or other nationally recognized overnight courier service, on the next business day after delivered to such courier service for delivery on the next business day; or (d) if by facsimile or e-mail transmission, on the day of transmission so long as a copy is sent on the same day by Federal Express or other nationally recognized overnight courier, to the addresses set forth in Section 2 hereof, or at such other address as the party to be served with notice has furnished in writing to the party seeking or desiring to serve notice as a place for the service of notice.

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44.         PERSONAL LIABILITY.

A.	Notwithstanding anything to the contrary provided in this Lease, it is specifically understood and agreed, such agreement being a primary consideration for the execution of this Lease by Landlord, that (i) there shall be absolutely no personal liability on the part of the trustees, members, partners, shareholders, officers, directors, employees and agents of Landlord and its successors or assigns, to Tenant with respect to any of the terms, covenants and conditions of this Lease, (ii) Tenant waives all claims, demands and causes of action against the trustees, members, partners, shareholders, officers, directors, employees and agents of Landlord and its successors or assigns in the event of any breach by Landlord of any of the terms, covenants and conditions of this Lease to be performed by Landlord, and (iii) Tenant shall look solely to Landlord’s interest in the Premises (and any proceeds and income therefrom) for the satisfaction of each and every remedy of Tenant in the event of any breach by Landlord of any of the terms, covenants and conditions of this Lease to be performed by Landlord, or any other matter in connection with this Lease or the Premises, such exculpation of liability to be absolute and without any exception whatsoever.

B.	Notwithstanding anything to the contrary provided in this Lease, it is specifically understood and agreed, such agreement being a primary consideration for the execution of this Lease by Tenant, that (i) there shall be absolutely no personal liability on the part of the trustees, members, partners, shareholders, officers, directors, employees and agents of Tenant and its successors or assigns, to Landlord with respect to any of the terms, covenants and conditions of this Lease, and (ii) Landlord waives all claims, demands and causes of action against the trustees, members, partners, shareholders, officers, directors, employees and agents of Tenant and its successors or assigns in the event of any breach by Tenant of any of the terms, covenants and conditions of this Lease to be performed by Tenant.

45.         ENTIRE AGREEMENT.

Other than the Purchase Agreement, this Lease represents the entire agreement and understanding between Landlord and Tenant with respect to the subject matter herein, and there are no representations, understandings, stipulations, agreements or promises not incorporated in writing herein. Notwithstanding anything to the contrary contained herein, the Purchase Agreement, and all references thereto herein, shall not be applicable to, nor shall they be binding upon or inure to the benefit of, the successors and assigns of the parties hereunder.

46.         AMENDMENTS.

No amendments or modifications of this Lease shall be effective unless such amendment or modification is in writing and executed and delivered by and between Tenant and Landlord, nor shall any custom, practice or course of dealing between the parties be construed to waive the right to require specific performance by the other party in compliance with this Lease.

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47.         LEGAL INTERPRETATION.

Each of Landlord and Tenant hereby agree that the State of New Jersey has a substantial relationship to the parties and to the underlying transaction embodied hereby, and in all respects (including, without limiting the foregoing, matters of construction, validity and performance), this Lease and the obligations arising hereunder shall be governed by, and construed in accordance with, the laws of the State of New Jersey applicable to contracts made and performed therein and all applicable law of the United States of America; except that, at all times, the provisions for the creation of the leasehold estate created by this Lease, enforcement of Landlord’s rights and remedies with respect to right of re-entry and repossession, surrender, delivery, ejectment, dispossession, eviction or other in-rem proceeding or action regarding the Premises pursuant to Section 27 hereunder shall be governed by and construed in according to the Laws of the State in which the Premises is located, it being understood that, to the fullest extent permitted by law of such State, the law of the State of New Jersey shall govern the validity and enforceability of this Lease, and the obligations arising hereunder. To the fullest extent permitted by law, Tenant and Landlord hereby unconditionally and irrevocably waive any claim to assert that the law of any other jurisdiction governs this Lease. Words of any gender shall be construed to include any other gender, and words in the singular number shall be construed to include the plural, unless the context otherwise requires. The headings of the sections have been inserted for convenience only and are not to be considered in any way in the construction or interpretation of this Lease. Except as otherwise herein expressly provided, the terms of this Lease shall apply to, inure to the benefit of, and be binding upon, the parties and their respective assigns, successors and legal representatives. Any legal suit, action or proceeding against Tenant arising out of or relating to this Lease shall be instituted in any federal court in the federal district in which the Premises is located or in the Superior Court of the State of New Jersey in the county in which the Premises is located, and Landlord and Tenant each waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding in such federal district or county and state, and Landlord and Tenant each hereby expressly and irrevocably submits to the jurisdiction of any such court in any suit, action or proceeding. Landlord shall not have the right to bring any legal suit, action or proceeding against Tenant arising out of or relating to this Lease in any other jurisdiction. In this Lease, the words “include”, “includes” or “including” mean “include without limitation”, “includes without limitation” and “including without limitation”, respectively, and the words following “include”, “includes” or “including” shall not be considered to set forth an exhaustive list.

48.         OPTION TO RENEW.

A.	Tenant shall have the right, at its election made in its sole discretion, to extend the Term (the “Renewal Option”) for the additional periods set forth in Section 1.E (each, a “Renewal Term”), provided that each of the following occurs:

1.	Landlord receives written notice of exercise of the Renewal Option (the “Renewal Notice”), not less than twelve (12) full months prior to the expiration of the then existing Term; and

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2.	There is no Event of Default at the time that Tenant delivers the Renewal Notice or at the time Tenant delivers its Binding Notice.

B.	The Renewal Term shall be upon the same terms and conditions as in this Lease except Base Rent for the first year of each Renewal Term shall be equal to the greater of (x) 95% of the then Market Rate for the Premises, and (y) the Base Rent in effect at the expiration of the then existing Term. The Base Rent shall increase by two percent (2%) annually during each Renewal Term. “Market Rate” for the Premises shall mean the base rent rate (including escalations) that the Premises would be expected to be leased for, for a term commencing on the applicable commencement date and ending on the applicable expiration date, in its then-existing condition, in an arms-length transaction between a willing landlord and tenant in the commercial space market existing in the vicinity of the Premises at the time such rate is established. Such determination shall include consideration of (i) the size and location of the Premises, and the quality of, condition of, and the nature of the improvements in, the Building, including without limitation, the necessity to remove such improvements, but shall exclude the value of improvements installed by Tenant in such Renewal Premises that are to be removed by Tenant at the expiration of the Term; (ii) other Comparable Buildings to the Building; (iii) other comparable leasing transactions in comparable locations in the vicinity of the Premises for new leases (with appropriate adjustments for different size premises and different length terms), and the rents and concessions, allowances and commissions granted along with the other terms of such transactions; and (iv) the financial condition of Tenant.

C.	Within forty-five (45) days after receipt of the Renewal Notice, Landlord shall advise Tenant of Landlord’s determination of the Market Rate for the applicable Renewal Term. Tenant, within twenty (20) days after the date on which Landlord advises Tenant of the applicable Market Rate for the Renewal Term, shall either (i) give Landlord final binding written notice (the “Binding Notice”) of Tenant’s exercise of the Renewal Option, or (ii) if Tenant disagrees with Landlord’s determination, provide Landlord with written notice of rejection (the “Rejection Notice”). If Tenant fails to provide Landlord with either a Binding Notice or Rejection Notice within such twenty (20) day period, Tenant’s Renewal Option shall be null and void and of no further force and effect. If Tenant provides Landlord with a Binding Notice, Landlord and Tenant shall enter into the Renewal Amendment upon completion of the process set forth in these Sections 48.C and 48.D subject to such Binding Notice upon the terms and conditions set forth herein. If Tenant provides Landlord with a Rejection Notice, Landlord and Tenant shall reasonably cooperate to agree upon the Market Rate. Upon agreement, Tenant shall provide Landlord with a Binding Notice and Landlord and Tenant shall enter into the Renewal Amendment upon completion of the process set forth in these Sections 48.C and 48.D in accordance with the terms and conditions hereof. Notwithstanding the foregoing, if Landlord and Tenant are unable to agree upon the Market Rate within twenty (20) days after the date Tenant provides Landlord with the Rejection Notice, Tenant, by written notice to Landlord (the “Arbitration Notice”) within ten (10) days after the expiration of such twenty (20) day period, shall have the right to have the Market Rate determined in accordance with the arbitration procedures described in Section 48.D below. If Landlord and Tenant are unable to agree upon the Market Rate within the twenty (20) day period described and Tenant fails to timely exercise its right to arbitrate, the Renewal Option shall be deemed to be null and void and of no further force and effect.

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D.	If Tenant provides Landlord with an Arbitration Notice, Landlord and Tenant, within ten (10) days after the date of the Arbitration Notice, shall each simultaneously submit to the other, in a sealed envelope, its good faith estimate of the Market Rate for the Premises during the Renewal Term (collectively referred to as the “Estimates”) and shall each select an appraiser (hereinafter, an “appraiser”) to determine which of the two Estimates most closely reflects the Market Rate during the Renewal Term. Each appraiser so selected shall be a member of the Appraisal Institute and have not less than ten (10) years’ experience in the field of commercial real estate appraisal and/or brokerage and shall be experienced in the vicinity of the Premises subject to such Arbitration Notice. Upon selection, Landlord’s and Tenant’s appraisers shall work together in good faith to agree upon which of the two Estimates most closely reflects the Market Rate. The Estimate chosen by such appraisers shall be binding on both Landlord and Tenant as the Base Rent rate during the Renewal Term. If either Landlord or Tenant fails to appoint an appraiser within the ten (10) day period referred to above, the appraiser appointed by the other party shall be the sole appraiser for the purposes hereof. If the two appraisers cannot agree upon which of the two Estimates most closely reflects the Market Rate within thirty (30) days after their appointment, then, within ten (10) days after the expiration of such thirty (30) day period, the two appraisers shall select a third appraiser meeting the aforementioned criteria, the cost of which shall be borne equally by Landlord and Tenant. Once the third appraiser (i.e. arbitrator) has been selected as provided for above, then, as soon thereafter as practicable but in any case within fourteen (14) days, the arbitrator shall make his determination of which of the two Estimates most closely reflects the Market Rate for the Premises, or the arbitrator may determine a Market Rate which is not equal to either Estimate, provided, however, that the arbitrator’s Market Rate may not be higher than the higher of the Estimates nor lower than the lower of the Estimates. The determination by such third appraiser shall be binding on both Landlord and Tenant.

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E.	If Tenant is entitled to and properly exercises its Renewal Option, upon completion of the process of determination of Market Rent set forth in Sections 48.C and48.D, Landlord and Tenant shall execute an amendment (the “Renewal Amendment”) to reflect changes in the Base Rent, the Term, the Expiration Date and other appropriate terms; provided that an otherwise valid exercise of the Renewal Option shall be fully effective whether or not the Renewal Amendment is executed.

49.         AUTHORITY TO ENTER INTO LEASE.

Each of Tenant and Landlord represents and warrants that the individual executing this Lease on its behalf is duly authorized to execute and deliver this Lease on behalf of the corporation, limited liability company or partnership, as the case may be, in accordance with a duly adopted resolution of the board of directors of said corporation, limited liability company or in accordance with the bylaws of said corporation, limited liability company, or in accordance with terms and conditions of the partnership agreement and that this Lease is binding on the corporation, limited liability company and the partnership in accordance with its terms.

50.         PARTIES BOUND.

The preparation and submission of a draft of this Lease by either party to the other party shall not constitute an offer, nor shall either party be bound to any terms of this Lease or the entirety of this Lease, until both parties have fully executed a final document and an original signature document has been received by both parties. Until such time as described in the previous sentence, either party is free to terminate negotiations without penalty or any further obligation to the other party.

51.         NOT BINDING UNTIL EXECUTED.

This Lease is not binding between the parties stated herein until Landlord and Tenant have each executed and delivered to the other party an original of this Lease.

52.         SEVERABILITY.

If any term or other provision of this Lease is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all of the other conditions and provisions of this Lease will nevertheless remain in full force and effect, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to either party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Lease so as to reflect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

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53.         WAIVER OF JURY TRIAL; CONSEQUENTIAL DAMAGES.

LANDLORD AND TENANT HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR ITS SUCCESSORS WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY. THIS WAIVER BY THE PARTIES HERETO OF ANY RIGHT EITHER MAY HAVE TO A TRIAL BY JURY HAS BEEN NEGOTIATED AND IS AN ESSENTIAL ASPECT OF THEIR BARGAIN. FURTHERMORE, LANDLORD AND TENANT EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT IT MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES FROM THE OTHER PARTY HERETO AND ANY OF SUCH PARTY’S AFFILIATES, OFFICERS, DIRECTORS, MEMBERS OR EMPLOYEES OR ANY OF THEIR SUCCESSORS WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY THE WAIVING PARTY AGAINST THE OTHER PARTY HERETO OR ANY OF SUCH PARTY’S AFFILIATES, OFFICERS, DIRECTORS, MEMBERS OR EMPLOYEES OR ANY OF THEIR SUCCESSORS WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE OR ANY DOCUMENT CONTEMPLATED HEREIN OR RELATED HERETO. THE WAIVER BY LANDLORD AND TENANT OF ANY RIGHT IT MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES HAS BEEN NEGOTIATED BY THE PARTIES HERETO AND IS AN ESSENTIAL ASPECT OF THEIR BARGAIN.

54.         RIGHT OF FIRST REFUSAL TO PURCHASE.

Provided that there is no uncured Event of Default by Tenant under this Lease, Landlord hereby grants to Tenant a one-time right of first refusal during the Term (“Right of First Refusal”) to purchase the Property from Landlord pursuant to the terms of this Article 54. The Right of First Refusal is further subject to the following terms and conditions:

1.	Landlord shall give Tenant written notice of Landlord’s receipt of a bona fide written offer from a third party to purchase the Property for a stated purchase price and such other material terms which Landlord is willing to accept, which notice may include the applicable letter of intent, purchase and sale agreement or a similar document reflecting the terms of such offer from such third party (“Landlord’s Notice”).

2.	Tenant shall then deliver to Landlord written notice of its election (“Tenant’s Purchase Election”) to purchase the Property described in Landlord’s notice on or before ten (10) business days after its receipt of Landlord’s Notice (the “Exercise Period”).

3.	Upon Landlord’s receipt of Tenant’s Purchase Election, the parties shall negotiate in good faith for a period of thirty (30) days in order to finalize and execute a mutually acceptable purchase and sale agreement setting forth such terms (the “Contract”). In the event a Contract is not executed by the parties within said thirty (30) day period, or if Tenant fails to timely deliver Tenant’s Purchase Election, then Landlord may proceed to convey the Property free and clear of this Right of First Refusal.

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4.	If Tenant does not give written notice of its intent to exercise the Right of First Refusal within the Exercise Period, or having given notice of its intent to exercise, fails to enter into a Contract that incorporates the terms and conditions of the Landlord’s Notice, Tenant shall be deemed to have waived the Right of First Refusal to purchase the Property under the terms of Landlord’s Notice and Landlord shall thereafter have the right to enter into a purchase and sale agreement with a third party for the Property on terms and conditions of the Landlord’s Notice or any other terms and conditions, subject to the following paragraph.

5.	In the event that Tenant declines or fails to exercise its Right of First Refusal to purchase the Property pursuant to this Article 54, Tenant’s Right of First Refusal with respect to the Property shall terminate unless there shall be a material decrease in the purchase price provided in the initial Landlord’s Notice for the Property. For the purposes of this Section 54.E, a “material decrease” shall mean a decrease of fifteen (15%) percent or more of the offered purchase price for the Property in the Landlord’s Notice.

55.         MEMORANDUM OF LEASE.

This Lease shall not be recorded, either independently or as an exhibit, schedule, annex, or addendum to any other document. However, a Memorandum of Lease in the form annexed hereto as Exhibit “D,” shall be executed, acknowledged and delivered for recording in the county in which the Premises are located by both parties with the costs of recording the Memorandum of Lease to be borne by Tenant. Tenant shall execute, acknowledge and deliver to Landlord a release of Memorandum of Lease in recordable form within thirty (30) thirty days following the expiration or termination of this Lease. If Tenant fails to so execute, acknowledge and deliver the release within such thirty (30) day period, Landlord shall hereby be deemed to be Tenant’s attorney-in-fact for the sole purpose of executing and recording the release on behalf of Tenant.

[Signatures on following page]

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IT WITNESS WHEREOF, the undersigned have executed this Lease Agreement effective as of the date first written above.

LANDLORD:

OAK STREET REAL ESTATE CAPITAL FUND IV REIT, LLC, a Delaware limited liability company

By:
Name:
Title:

TENANT:

VALLEY NATIONAL BANK, a national banking association organized under the laws of the United States

By:
Name:
Title:

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